                                                                     Exhibit 4.1


================================================================================





                            STOCK PURCHASE AGREEMENT







                                      among




                             GRAMET HOLDINGS CORP.,






                                   DIAGEO PLC




                                       and




                                DELAWARE CHAMPION
                             ACQUISITION CORPORATION




                            Dated as of July 25, 2002


================================================================================

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   Definitions

                                                                                                        Page
                                                                                                        ----
Section 1.1       Certain Definitions....................................................................1
Section 1.2       Other Terms...........................................................................12
Section 1.3       Other Definitional Provisions.........................................................12

                                   ARTICLE II

                           Purchase and Sale of Shares

Section 2.1       Purchase and Sale of Shares...........................................................12
Section 2.2       Purchase Price........................................................................12
Section 2.3       Estimated Purchase Price..............................................................13
Section 2.4       Closing; Delivery and Payment.........................................................13
Section 2.5       Post-Closing Adjustment...............................................................14

                                   ARTICLE III

                    Representations and Warranties of Seller

Section 3.1       Organization and Authority of Seller and Diageo.......................................16
Section 3.2       Organization and Qualification of the Company.........................................17
Section 3.3       Capitalization of the Company.........................................................18
Section 3.4       Subsidiaries of the Company...........................................................18
Section 3.5       Financial Accounts....................................................................19
Section 3.6       Absence of Certain Changes or Events..................................................20
Section 3.7       Licenses..............................................................................21
Section 3.8       Litigation............................................................................22
Section 3.9       Compliance with Law...................................................................22
Section 3.10      Contracts.............................................................................23
Section 3.11      Consents and Approvals................................................................24
Section 3.12      Tax Matters...........................................................................25
Section 3.13      Employee Benefits.....................................................................26
Section 3.14      Environmental Matters.................................................................29
Section 3.15      Brokers and Finders...................................................................29
Section 3.16      Undisclosed Liabilities...............................................................29
Section 3.17      Intellectual Property.................................................................30
Section 3.18      Real Property.........................................................................31
Section 3.19      Sufficiency of Assets.................................................................32
Section 3.20      Labor Matters.........................................................................32

                                                                                                        Page
                                                                                                        ----
Section 3.21      Insurance.............................................................................33
Section 3.22      Affiliate Transactions................................................................33
Section 3.23      Franchisees...........................................................................34
Section 3.24      Franchisee Circulars..................................................................35
Section 3.25      Indebtedness..........................................................................35
Section 3.26      Franchisee Investments................................................................36
Section 3.27      Acknowledgement by Seller.............................................................36
Section 3.28      No Other Representations or Warranties................................................36

                                   ARTICLE IV

                     Representations and Warranties of Buyer

Section 4.1       Organization and Authority of Buyer...................................................36
Section 4.2       Consents and Approvals................................................................37
Section 4.3       Brokers and Finders...................................................................37
Section 4.4       Financial Capability..................................................................37
Section 4.5       Securities Act........................................................................38
Section 4.6       Litigation............................................................................38
Section 4.7       Acknowledgment by Buyer...............................................................38
Section 4.8       No Other Representations or Warranties................................................38

                                    ARTICLE V

                                   Tax Matters

Section 5.1       Liability for Taxes and Related Matters...............................................38
Section 5.2       Information to be Provided by Buyer...................................................40
Section 5.3       Assistance and Cooperation............................................................41
Section 5.4       Miscellaneous.........................................................................41

                                   ARTICLE VI

              Certain Covenants and Agreements of Seller and Buyer

Section 6.1       Access and Information................................................................42
Section 6.2       Conduct of Business...................................................................44
Section 6.3       Registrations, Filings and Consents...................................................46
Section 6.4       Employee Compensation and Benefit Plans...............................................48
Section 6.5       Retention of Books and Records........................................................50
Section 6.6       Resignations/Directors................................................................51
Section 6.7       Diageo Arrangements and Other Guarantees..............................................51
Section 6.8       Intercompany Accounts.................................................................53
Section 6.9       Non-Company Related Assets............................................................53
Section 6.10      Certain Insurance Matters.............................................................54

                                                                                                        Page
                                                                                                        ----
Section 6.11      Non-Solicitation.......................................................................54
Section 6.12      Acquisition Proposals..................................................................55
Section 6.13      Financial Statements and Reports.......................................................55
Section 6.14      Bank Accounts of the Business..........................................................58
Section 6.15      Financing..............................................................................58
Section 6.16      Cash Undertaking.......................................................................58
Section 6.17      Hedging Instruments....................................................................58
Section 6.18      Notifications..........................................................................58
Section 6.19      Transition Arrangements................................................................59
Section 6.20      Further Assurances.....................................................................60

                                   ARTICLE VII

                              Conditions to Closing

Section 7.1       Conditions to Each Party's Obligation to Effect the Transaction........................60
Section 7.2       Conditions to Obligations of Buyer.....................................................60
Section 7.3       Conditions to Obligations of Seller....................................................62

                                  ARTICLE VIII

                                   Termination

Section 8.1       Termination............................................................................62
Section 8.2       Additional Termination Rights..........................................................63
Section 8.3       Effect of Termination..................................................................63

                                   ARTICLE IX

                          Survival and Indemnification

Section 9.1       Survival of Representations, Warranties, Covenants and Agreements; Knowledge of Breach 64
Section 9.2       Indemnification by Buyer...............................................................65
Section 9.3       Indemnification by Seller..............................................................65
Section 9.4       Indemnification as Sole Remedy.........................................................66
Section 9.5       Mitigation of Losses...................................................................66
Section 9.6       Method of Asserting Claims, Etc........................................................66
Section 9.7       Calculation of Losses..................................................................67
Section 9.8       Assignment of Claims...................................................................68
Section 9.9       No Recourse............................................................................68

                                    ARTICLE X

                                  Miscellaneous

                                                                                                       Page
                                                                                                       ----
Section 10.1      Amendment and Waiver..................................................................68
Section 10.2      Expenses..............................................................................68
Section 10.3      Public Disclosure.....................................................................69
Section 10.4      Assignment............................................................................69
Section 10.5      Entire Agreement......................................................................69
Section 10.6      Fulfillment of Obligations............................................................69
Section 10.7      Parties in Interest; No Third Party Beneficiaries.....................................69
Section 10.8      Schedules.............................................................................69
Section 10.9      Counterparts..........................................................................70
Section 10.10     Section Headings......................................................................70
Section 10.11     Notices...............................................................................70
Section 10.12     Governing Law; Submission to Jurisdiction; Selection of Forum.........................71
Section 10.13     Waiver of Jury Trial..................................................................72
Section 10.14     Severability..........................................................................72
Section 10.15     Guarantee.............................................................................72
Section 10.16     Construction..........................................................................73
Section 10.17     Company's Fiscal Year.................................................................73


                  STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of July 25, 2002, among Gramet Holdings Corp., a Delaware corporation ("Seller"); solely for the purposes of Section 10.15, Diageo plc, a company organized under the laws of England and Wales ("Diageo"); and Delaware Champion Acquisition Corporation, a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

                  WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Burger King Corporation (the "Common Stock"), a Florida corporation (the "Company"); and

                  WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of the Common Stock (the "Shares"), as more specifically provided herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   Definitions

                 Section 1.1  Certain Definitions. As used in this
Agreement, the following terms shall have the meanings set forth or referenced below:

                  "Acquisition Proposal" shall have the meaning set forth in
Section 6.12(a).

                  "Affiliate", as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

                  "Agreement" shall mean this Agreement and all Schedules and Annexes hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

                  "Amended Commitments" shall have the meaning set forth in
Section 8.2.

                  "Applicable Rate" shall mean the sum of (i) the three-month London InterBank Offered Rate, as published in the Wall Street Journal, New York City edition, on the Closing Date and (ii) 200 basis points; provided that the Applicable Rate shall be deemed to be 20% if the Post-Closing Adjustment has not been paid when due.

                  "Base Purchase Price" shall have the meaning set forth in
Section 2.1.

                  "Benefit Plans" shall have the meaning set forth in Section 3.13(a).

                  "BKL Lease" shall have the meaning set forth in Section
3.23(b).

                  "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law to close.

                  "Buyer" shall have the meaning set forth in the Preamble.

                  "Buyer Indemnified Parties" shall have the meaning set forth in Section 9.3(a).

                  "Calculation" shall have the meaning set forth in Section 2.5(a).

                  "Capex" shall mean the sum of all amounts incurred and paid (it being understood that all such payments shall be actual cash expenditures, except for relevant internal costs not to exceed $7,000,000 per annum for the Company's 2002 fiscal year and $5,000,000 per annum for the Company's 2003 fiscal year by the Company and its Subsidiaries) during the period from July 1, 2001 through the Closing that are capital expenditures (including relevant internal costs) as such term was used by the Company in connection with the preparation of the materials underlying Annex 2.5(f) for the Company's 2002 and 2003 fiscal year, provided that Capex shall not include any amount if it gives rise to an asset that is reflected in the Closing Working Capital or if it is included in the Franchisee Adjustment Amount.

                  "Capex Adjustment" shall mean the amount (positive or negative) equal to (A) minus (B); where (A) shall be equal to the sum of (i) the amount set forth on Annex 2.5(f) hereto for the Company's 2002 fiscal year plus
(ii) the sum of the amounts set forth on Annex 2.5(f) with respect to the Company's 2003 fiscal year for each completed fiscal quarter of the Company plus an amount in respect of the fiscal quarter of the Company in which the Closing Date occurs prorated from the first day of such quarter through the Closing Date; and where (B) shall be equal to the amount of Capex from July 1, 2001 through the Closing Date; provided that if the Capex Adjustment results in a negative amount, the absolute value of the Capex Adjustment shall not exceed an amount equal to the sum of (1) the product of 0.05 and the sum of (I) the amount set forth on Annex 2.5(f) with respect to the Company's 2003 fiscal year for each completed fiscal quarter of the Company and (II) an amount in respect of the fiscal quarter of the Company in which the Closing Date occurs prorated from the first day of such quarter through the Closing Date and (2) any additional amounts approved by Buyer in writing after the date hereof and before the Closing; provided, further that any Capex from July 1, 2002 through the Closing in any of the four subcategories in Annex 2.5(f) ((i) Company Operations, (ii) Property income/BKL, (iii) Strategic and New Restaurant Acquisitions and (iv) MIS/Corporate) in excess of 115% of such subcategory's amount of Capex set forth on such Annex for the period of calculation shall be disregarded for purposes of this calculation, except such exception shall not apply in respect of cash paid in the Company's 2003 fiscal year for the amount set forth on Annex 2.5(f) hereto for the Company's 2002 fiscal year and any additional amounts approved by Buyer in writing.

                  "Capex Statement" shall have the meaning set forth in Section 2.5(a).

                  "Chosen Courts" shall have the meaning set forth in Section 10.12.

                  "Claim Notice" shall have the meaning set forth in Section
9.6.

                  "Closing" shall have the meaning set forth in Section 2.4(a).

                  "Closing Date" shall have the meaning set forth in Section 2.4(a).

                  "Closing Date Financial Statements" shall have the meaning set forth in Section 2.5(a).

                  "Closing Net Indebtedness" shall mean the Net Indebtedness as of the Closing.

                  "Closing Net Indebtedness Statement" shall have the meaning set forth in Section 2.5(a).

                  "Closing EBITDA" shall mean the EBITDA of the Company and its Subsidiaries calculated in accordance with Annex 2.5(e) for the twelve-month period ending on the last day of the month immediately preceding the Closing or, if the Closing shall occur prior to the nineteenth day of the month in which it occurs, the last month of the Closing EBITDA shall be the month that precedes the month ending immediately prior to the Closing.

                  "Closing Working Capital" shall mean the amount as of the Closing determined in accordance with the provisions set forth in Annex 2.5(a).

                  "Closing Working Capital Statement" shall have the meaning set forth in Section 2.5(a).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Common Stock" shall have the meaning set forth in the Recitals.

                  "Company" shall have the meaning set forth in the Recitals.


                 "Company Financial Accounts" shall mean the U.S. GAAP Company Financial Statements and the U.K. GAAP Company Financial Statements.

                  "Company Licenses" shall have the meaning set forth in Section 3.7.

                  "Confidentiality Agreement" shall have the meaning set forth in Section 6.1(b).

                  "Contracts" shall have the meaning set forth in Section 3.1.

                  "Control", and its correlative meanings, "Controlling" and "Controlled", shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "CPA Firm" shall have the meaning set forth in Section 2.5(d).

                  "Diageo" shall have the meaning set forth in the Preamble.

                  "Diageo Guarantees" shall have the meaning set forth in
Section 6.7.

                  "Deductible" shall have the meaning set forth in Section
9.1(a).

                  "De Minimis Claim" shall have the meaning set forth in Section 9.1(a).

                  "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization calculated from time to time as specified in accordance with the terms hereof.

                  "EBITDA Adjustment Amount" shall mean the amount equal to (A) plus (B); where (A) shall be equal to the product of (i) the amount (in no event less than zero) by which $340,000,000 exceeds the sum of the June 30 EBITDA plus, to the extent included in the June 30 EBITDA, the FY02 Bonuses and (ii)
5.0 (but in no event shall this clause (A) exceed $85,000,000) and (B) shall be the product of (i) to the extent included as an expense in respect of the FY02 Bonuses in any of the June 30 EBITDA, FY02 U.K. GAAP Company Financial Statements or the FY02 U.S. GAAP Company Financial Statements, the amount of the FY02 Bonuses (without duplication), if any, and (ii) 5.0, it being understood that both (A) and (B) may only be positive numbers.

                  "EBITDA Adjustment Amount Statement" shall have the meaning set forth in Section 2.5(a).

                  "EBITDA Adjustment True-Up Amount" shall mean the difference, positive or negative, between the EBITDA Adjustment Amount as finally determined pursuant to Section 2.5 and the Reference EBITDA Adjustment Amount.

                  "Employees" shall mean all employees of the Company or any of its Subsidiaries.

                  "Encumbrances" shall have the meaning set forth in Section
3.1.

                  "Environmental Law" shall mean any Law, permit or approval granted by a Government Entity concerning: (i) pollution or the investigation, restoration, preservation or protection of the environment (including air, surface water, groundwater, soil and natural resources) or the presence, use, storage, handling, Release, control, cleanup or disposal of any Hazardous Substance, or (ii) health and safety as it relates to Hazardous Substances.

                  "Equity Commitments" shall have the meaning set forth in
Section 4.4(b).

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall have the meaning set forth in Section 3.13(c).

                  "ERISA Plans" shall have the meaning set forth in Section 3.13(a).

                 "Estimated Capex Adjustment" shall have the meaning set forth in Section 2.3.


                  "Estimated Closing Working Capital" shall have the meaning set forth in Section 2.3.

                  "Estimated Franchisee Adjustment Amount" shall have the meaning set forth in Section 2.3.

                  "Estimated Net Indebtedness" shall have the meaning set forth in Section 2.3.

                  "Estimated Purchase Price" shall mean the amount equal to (A) minus (B); where (A) is equal to the sum of (i) the Base Purchase Price and (ii) the amount, if any, by which the Estimated Closing Working Capital exceeds negative $69,300,000 and (B) is equal to the sum of (i) the amount, if any, by which negative $84,400,000 exceeds the Estimated Closing Working Capital; (ii) the amount (positive or negative) of the Estimated Closing Net Indebtedness;
(iii) the amount (positive or negative) of the Estimated Franchisee Adjustment Amount; and (iv) the amount (positive or negative), if any, of the Estimated Capex Adjustment.

                  "Executive Employment Agreements" shall mean those Contracts identified as executive employment agreements and set forth on Schedule 3.13(a) of the Seller Disclosure Schedule.

                  "Executive Officers" shall mean the Employees who are counterparties to the Executive Employment Agreements and any Employees who are senior or executive vice presidents or senior thereto.

                  "Existing UK DB Plan" shall have the meaning set forth in
Section 6.4(d).

                  "Financing Commitments" shall have the meaning set forth in
Section 4.4(a).

                  "Foreign Plans" shall have the meaning set forth in Section 3.13(h).

                  "Franchised Restaurant" shall have the meaning set forth in
Section 3.23(a).

                  "Franchisee Adjustment Amount" shall mean the amount (positive or negative) equal to (A) minus (B) minus (C); where

                                  (A) is equal to the amount (in no event less
                 than zero), if any, by which the sum of amounts in respect of the transactions with the Persons listed on Annex 2.5(c) exceeds the amount actually advanced, invested or paid after the date hereof and prior to the Closing by the Company or any of its Subsidiaries in connection with such transactions;

                                  (B) is equal to if, and only if, the amount
                 actually advanced, invested or paid after the date hereof and prior to the Closing by the Company or any of its Subsidiaries in connection with the second transaction listed on Annex 2.5(c) exceeds $15,000,000, the lesser of (i) $1,500,000 and
                 (ii) the aggregate amount of any amounts actually advanced, invested or paid after the date hereof and prior to the Closing by the Company or any of its Subsidiaries (1) in connection with such second transaction in excess of $15,000,000 and (2) in any other franchisees; and

                                  (C) is equal to the amount approved in writing
                 by Buyer after the date hereof and advanced, invested or paid by the Company or any of its Subsidiaries after the date hereof and prior to the Closing in any franchisees to the extent not otherwise included in (A) or (B) above, including any such amount not included in this calculation as a result of clause
                 (B).

                  For the avoidance of doubt, references in this definition to "advanced, invested or paid" do not include commitments in respect of which the cash expenditure has not been made or escrowed.

                  "Franchisee Adjustment Amount Statement" shall have the meaning set forth in Section 2.5(a).

                  "Franchisee Circulars" shall have the meaning set forth in
Section 3.24.

                  "FY02 Bonuses" shall mean the difference between (A) and (B) where (A) is equal to the total amount of the expense related to the Company's 2002 fiscal year for annual incentive bonus plans for Employees (e.g., Executive Incentive Plan, Management Incentive Plan, Share the Success and Restaurant Management Profit Sharing Plan) in the

United States and (B) equals the amount that would have been expensed under the terms of such annual performance bonus plans if 100% (and not more) of the target performance objectives had been met.

                  "FY02 U.K.GAAP Company Financial Statements" shall have the meaning set forth in Section 6.13(a).

                  "FY02 U.S.GAAP Company Financial Statements" shall have the meaning set forth in Section 6.13(a).

                  "Government Regulatory Entity" shall have the meaning set forth in Section 6.3(b).

                  "Governmental Entity" shall mean any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

                  "Hazardous Substance" shall mean any substance, material or waste, listed, defined, designated, regulated or classified as hazardous, toxic or as a pollutant, contaminant or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, polychlorinated biphenyls, asbestos and radioactive materials.

                  "Hedging Instruments" shall have the meaning set forth in
Section 6.17.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Identified Contract" shall have the meaning set forth in
Section 3.10(a).

                  "Income Tax" shall mean any Tax based upon, measured by, or calculated with respect to income, profits or capital (including any capital gains Tax, franchise Tax, minimum Tax and any Tax or items of Tax preference, and capital Tax of a type that is imposed when the amount of such Tax exceeds the amount of an otherwise applicable franchise Tax or Tax based upon, measured by, or calculated with respect to income or profits, but not including sales, use, real or personal property, gross receipts, employer, withholding, transfer or similar Taxes).

                  "Indemnified Parties" shall have the meaning set forth in
Section 9.3(a).

                  "Indemnifying Party" shall have the meaning set forth in
Section 9.6.

                  "Insurance Policies" shall have the meaning set forth in
Section 3.21(a).

                  "Intellectual Property Rights" shall have the meaning set forth in Section 3.17(a).

                  "Intercompany Accounts" shall mean all balances related to indebtedness, including any intercompany indebtedness, loans, guaranty, receivable, payable or other account between Diageo and its Subsidiaries (other than the Company and its Subsidiaries) on the one hand, and the Company and its Subsidiaries, on the other hand.

                  "IRS" shall mean the Internal Revenue Service.

                  "June 30 EBITDA" shall have the meaning, in respect of the twelve-month period of the Company ended June 30, 2002, as set forth in Annex 2.5(d).

                  "Knowledge", with respect to Seller, shall mean the actual knowledge of the Persons whose names are set forth on Annex 1.1(a) hereto, and, with respect to Buyer, shall mean the actual knowledge of the Persons whose names are set forth on Annex 1.1(b) hereto.

                  "Law" shall have the meaning set forth in Section 3.1.

                  "Limit" shall have the meaning set forth in Section 9.1(a).

                  "Litigation" shall have the meaning set forth in Section 3.8.

                  "Losses" shall have the meaning set forth in Section 9.2(a).

                  "Material Adverse Effect" shall mean an effect that is materially adverse to the business or financial condition, assets, properties or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any change or development resulting from (i) any change in general economic conditions (unless such change has a materially disproportionate effect on the Company or the industry in which it operates) or (ii) any adverse effect from the announcement that Buyer is the anticipated acquiror of the Company.

                  "Most Recent Financial Statements" shall have the meaning set forth in Section 3.5(c).

                  "Net Indebtedness" shall mean, as of any date, the amount equal to (i) the sum of the following obligations (whether or not then due and payable) to the extent they are of the Company or any of its Subsidiaries (A) all outstanding indebtedness for borrowed money owed to third parties, (B) accrued interest payable with respect to indebtedness referred to in Clause (A),
(C) all obligations included in leases of the types of capitalized leases in the U.K. GAAP Company Financial Statements, (D) all Intercompany Accounts payable to Diageo and its Subsidiaries (other than to the Company and its Subsidiaries), and (E) to the extent a liability, (i.e., a negative amount on a balance sheet) deferred income resulting from the MAA fund of the Company (expressed here as a positive number) minus (ii) the difference between (A) the sum of (I) the aggregate cash and any cash equivalents (net of all overdrafts) of the Company and its Subsidiaries (other than cash held in escrow for the benefit of Sydran Services

LLC and other cash held in escrow or otherwise held for the benefit of a Person who is not the Company or any of its Subsidiaries (for the avoidance of doubt, as of the date hereof, the cash held on behalf of the replacement franchisee in Hawaii and cash provided by a third party for use by the franchisee in Puerto Rico shall be deemed cash held for the benefit of a Person who is not the Company or any of its Subsidiaries) and (II) the lesser of (1) Intercompany Accounts payable by Diageo and its Subsidiaries (other than by the Company and its Subsidiaries) and (2) the amount in clause (i)(D) and (B) the sum of (I) all cash amounts received by the Company or its Subsidiaries from sales of restaurants or real property after the date hereof and prior to the Closing (other than those set forth on Annex 2.5(b)), net of any related out of pocket expenses, in each case calculated by applying the accounting treatments, practices, methodologies, policies and bases used to prepare the U.K. GAAP Company Financial Statements and to the extent not covered thereby otherwise in accordance with U.K. GAAP consistently applied and (II) the W/C Cash Amount; provided that in no event shall Net Indebtedness include any amount which is included in the Closing Working Capital and; provided further that no individual item shall be included more than once in clause (i) and (ii).

                  "New UK DB Plan" shall have the meaning set forth in Section 6.4(d).

                  "Notice Period" shall have the meaning set forth in Section
9.6.

                  "Order" shall have the meaning set forth in Section 7.1(b).

                  "Ordinary Course of Business" shall mean the ordinary course of business of the Company and its Subsidiaries, taken as a whole consistent with past practice under the current management team.

                  "Owned Intellectual Property Rights" shall have the meaning set forth in Section 3.17(c).

                  "Owned Real Property" shall have the meaning set forth in
Section 3.18(a).

                  "Pension Plan" shall have the meaning set forth in Section 3.13(b).

                  "Permitted Encumbrances" shall mean (i) Encumbrances for Taxes (and assessments and other governmental charges) not yet due and payable or due, but not delinquent or being contested in good faith by appropriate proceedings,
(ii) mechanics', workmen's, repairmen's, warehousemen's, landlord's, carriers' or other like Encumbrances (including Encumbrances created by operation of Law),
(iii) Encumbrances in respect of easements, permits, licenses, rights-of-way, restrictive covenants, reservations or encroachments or irregularities in, and other similar exceptions to title and any conditions with respect to real property that would be disclosed by a physical inspection of the property or a current survey or title report or other public record, in each case that do not have a material adverse effect on the value, transferability or current use of the underlying asset, (iv) Encumbrances in respect of pledges or deposits under workers' compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of statutory obligations, surety and appeal, bonds, bids, leases, government Contracts and similar obligations in each case in the Ordinary Course of Business, (v) municipal by-laws, development restrictions or regulations, facility cost sharing and servicing Contracts and zoning, building or planning restrictions or regulations, (vi) Encumbrances and defects or irregularities in title or other Encumbrances that, in each case under this clause (vi), do not materially affect the value, transferability or current use of the underlying asset, and (vii) Encumbrances expressly contemplated by this Agreement; provided that Permitted Encumbrances shall not include any Encumbrance which is not reserved for in the Most Recent Financial Statements to the extent it was required, as of the date of such financial statements, to be reserved therein based on the accounting treatments, practices, methodologies, policies and bases used in preparing such statements.

                  "Person" shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                  "Post-Closing Adjustment" shall have the meaning set forth in
Section 2.5(e).

                  "Potential Contributor" shall have the meaning set forth in
Section 9.8.

                  "Purchase Price" shall have the meaning set forth in Section 2.1.

                  "Reference EBITDA Adjustment Amount" shall have the meaning set forth in Section 2.3.

                  "Release" shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including air, surface water, groundwater, land surface or surface substrata) or within any building, structure, facility or fixture.

                  "Resolution Period" shall have the meaning set forth in
Section 2.5(c).

                  "Resolved Items" shall have the meaning set forth in Section 2.5(c).

                  "Review Date" shall have the meaning set forth in Section 3.5(c).

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Seller" shall have the meaning set forth in the Preamble.

                  "Seller Disclosure Schedule" shall have the meaning set forth in the preamble to Article III.

                  "Seller Indemnified Parties" shall have the meaning set forth in Section 9.2(a).

                  "Seller Obligations" shall have the meaning set forth in
Section 10.15.

                  "Shares" shall have the meaning set forth in the Recitals.

                  "Significant Subsidiaries" shall have the meaning assigned in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Securities Act.

                  "SOBAs" shall have the meaning set forth in Section 6.4(e).

                  "Subsidiary" shall mean, as to any Person, any other Person
(i) of which such Person directly or indirectly owns, securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power or (ii) of which such Person possesses the right to elect fifty percent (50%) or more of the directors or Persons holding similar positions.

                  "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, environmental, customs duty, capital stock, stamp, payroll, unemployment, disability, excise, production, value added, occupancy or other taxes, duties or assessments of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                  "Tax Package" shall have the meaning set forth in Section 5.2.

                  "Tax Returns" shall mean all federal, state, local or foreign tax returns, tax reports, and declarations of estimated tax, including, without limitation, consolidated federal income tax returns of Seller and the Persons consolidated with Seller.

                  "Termination Date" shall have the meaning set forth in Section 8.1(d).

                  "Third-Party Intellectual Property Rights" shall have the meaning set forth in Section 3.17(b).

                  "Transfer Taxes" shall have the meaning set forth in Section 5.1(h).

                  "Transitional Period" shall have the meaning set forth in
Section 6.4(d).

                  "Transition Services" shall have the meaning set forth in
Section 6.19(b).

                  "U.K. Employees" shall have the meaning set forth in Section 6.4(d).


                  "U.K. GAAP" shall mean United Kingdom generally accepted accounting principles.

                 "U.K. GAAP Company Financial Statements" shall have the meaning set forth in Section 3.5(a).

                 "Unresolved Items" shall have the meaning set forth in Section 2.5(d).

                 "Updated Monetary Defaults" shall have the meaning set forth in
Section 6.18(b).

                 "U.S. GAAP" shall mean United States generally accepted accounting principles.

                 "U.S. GAAP Company Financial Statements" shall have the meaning set forth in Section 3.5(b).

                 "W/C Cash Amount" shall have the meaning set forth in Section 6.16.

                 Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

                 Section 1.3 Other Definitional Provisions. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                 (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                 (c) The terms "dollars" and "$" shall mean United States Dollars. All payments and adjustments hereunder shall be made in United States Dollars.

                                   ARTICLE II

                           Purchase and Sale of Shares

                 Section 2.1 Purchase and Sale of Shares. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, subject to the terms and conditions of this Agreement, the Shares for a purchase price equal to $2,260,000,000 minus the Reference EBITDA Adjustment Amount, if any (the "Base Purchase Price"), as adjusted pursuant to Section 2.2 (as so adjusted, the "Purchase Price").

                 Section 2.2 Purchase Price. The Purchase Price shall be an amount equal to (A) minus (B); where (A) is equal to the sum of (i) the Base Purchase Price and (ii) the amount, if any, by which the Closing Working Capital exceeds negative $69,300,000 and (B) is equal to the sum of (i) the amount, if any, by which negative $89,400,000 exceeds the Closing Working Capital, (ii) the amount (positive or negative) of the Closing Net Indebtedness, (iii) the amount (positive or negative) of the Franchisee Adjustment Amount, (iv) the amount (positive or negative), if any, of the Capex Adjustment and (v) the amount (positive or negative) of the EBITDA Adjustment True-Up Amount.

                 Section 2.3 Estimated Purchase Price. For the purpose of determining the amount of cash to be paid as the Estimated Purchase Price by Buyer to Seller at the Closing, Seller shall in good faith prepare a calculation of the Closing Working Capital (such amount, the "Estimated Closing Working Capital"), the Closing Net Indebtedness (such amount, the "Estimated Net Indebtedness"), the Capex Adjustment (the "Estimated Capex Adjustment"), the Franchisee Adjustment Amount (the "Estimated Franchisee Adjustment Amount") and the EBITDA Adjustment Amount (the "Reference EBITDA Adjustment Amount") in each case based on a good faith estimate (or, in the case of the Reference EBITDA Adjustment Amount, based on the June 30 EBITDA or the FY02 Bonuses, as the case may be) by Seller of such amount, if any such adjustment shall be applicable. Seller shall deliver the calculation of all of such amounts to Buyer not less than three (3) Business Days prior to the Closing Date.

                 Section 2.4     Closing; Delivery and Payment. (a) The
delivery of the Shares and the payment of the Estimated Purchase Price (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M., local time, on the third Business Day following the day upon which the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, including Sections 7.2(c) and 7.2(d), but subject to the satisfaction or waiver of those conditions), or at such other time and place as Buyer and Seller may agree in writing. The date on which the Closing occurs is called the "Closing Date" and the Closing shall be deemed to have occurred at 12:01a.m. on the Closing Date.

                 (b) At the Closing:

                                  (i) Seller shall deliver to Buyer certificates
                 representing the Shares, free and clear of all Encumbrances, duly endorsed and in a form for transfer to Buyer; and

                                  (ii) Buyer shall pay to Seller, by wire
                 transfer to an account designated by Seller, immediately available U.S. Dollar funds in an amount equal to the Estimated Purchase Price.

                (c) All transactions, transfers of assets and distributions of assets between the Company and its Subsidiaries on the one hand, and Diageo and its Subsidiaries (other than the Company and its Subsidiaries), on the other hand, shall cease at 12:01 a.m. on the Closing Date, except as otherwise approved in writing by Buyer (such approval not to be unreasonably withheld or delayed).

         Section 2.5 Post-Closing Adjustment. (a) As soon as practicable, but in no event later than ninety (90) days following the Closing Date, Buyer shall deliver to Seller a calculation of the Closing Working Capital (the "Closing Working Capital Statement"), the Closing Net Indebtedness (the "Closing Net Indebtedness Statement"), the Franchisee Adjustment Amount (the "Franchisee Adjustment Amount Statement"), the EBITDA Adjustment Amount, to the extent a variance from the Reference EBITDA Adjustment Amount is permitted to be claimed pursuant to the terms of Section 6.13(f) (the "EBITDA Adjustment Amount Statement"), and the Capex Adjustment (the "Capex Statement", together with the Closing Working Capital Statement, the Closing Net Indebtedness Statement, the EBITDA Adjustment Amount Statement, if any, and the Franchisee Adjustment Amount Statement, the "Calculation"). The Calculation shall also set forth the amount, if any, by which the calculation of the Purchase Price differs from the Estimated Purchase Price. The Calculation shall be set forth in sufficient detail to permit Seller to make any objections it may seek to have. Buyer shall cause a full closing of the financial statements in respect of the Company and its Subsidiaries to occur for the period from July 1, 2002 to the Closing Date, calculated on the basis that the Closing was effective at 11:59 p.m. on the day prior to the Closing Date as if such date were a fiscal year end and such that the unaudited financial statements produced with respect to the period ended on the day prior to the Closing Date are similar in all material respects to the U.K. GAAP Company Financial Statements (the "Closing Date Financial Statements"). Seller shall, and shall cause Diageo and its Affiliates, to provide Buyer with reasonable access to data within its control to the extent necessary in connection with the preparation of the Calculation and the Closing Date Financial Statements. Buyer shall provide the unaudited Closing Date Financial Statements to Seller together with reasonable back-up documentation reasonably necessary to evaluate or understand the Closing Date Financial Statements and the Calculation at the time of delivery of the Calculation.

         (b) During the period of any review or dispute as provided in this
Section 2.5, Buyer and Seller shall, and shall cause each of their Affiliates to: (i) provide each other party and its representatives with reasonable access to its and its Affiliates' relevant books, records and employees (to the extent any of such books, records or employees relate to the Calculation) and (subject, in the case of accountant or auditor work papers, to providing any customary confidentiality, hold harmless or other agreements reasonably requested by the accountant or auditor) relevant work papers of accountants or auditors and permit copies to be made of any of the foregoing documentation and (ii) cooperate fully with such other party and its authorized representatives, including the provision on a timely basis of all information relevant for purposes of the Calculation; provided that, without prejudice to any of Buyer's other rights under this Agreement, after the submission of the Calculation, Seller shall be required to provide such access and cooperation only to the extent relevant to items disputed by Seller pursuant to Section 2.5(c).

         (c) After receipt of the Calculation, Seller shall have sixty (60) days to review the Calculation. Unless Seller delivers written notice to Buyer on or prior to the sixtieth (60th) day after Buyer's delivery of the Calculation stating that Seller has objections to the Calculation, Seller shall be deemed to have accepted and agreed to the Calculation. Matters included in the Calculation, which are not objected to in writing by Seller, shall be deemed to be accepted by Seller ("Resolved Items") and any amounts included within such items shall be deemed to be final, binding and conclusive. If Seller notifies Buyer in writing of its objections to the Calculation, Buyer and Seller shall, within forty-five
(45) days (or such longer period as Buyer and Seller may agree in writing) following such notice (the "Resolution Period"), attempt to resolve their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive.

         (d) Any amounts remaining in dispute at the conclusion of the Resolution Period ("Unresolved Items") shall be submitted by Buyer and Seller to Deloitte and Touche LLP (such firm being referred to as the "CPA Firm") or, if such firm shall be unable or unwilling to serve in such capacity or if Seller and Buyer shall otherwise mutually agree in writing, such other nationally recognized firm of independent accountants mutually agreed in writing by Seller and Buyer (and, in such case, such firm shall be deemed to be the CPA Firm), within 10 days after the expiration of the Resolution Period or as soon as practicable after Buyer and Seller have engaged the CPA Firm. Seller and Buyer agree to use their commercially reasonable efforts to engage the CPA Firm as promptly as practicable. Each party agrees to execute, if requested by the CPA Firm, an engagement letter with the CPA Firm containing reasonable terms and to provide the CPA Firm such work papers and other documents and information related to the Unresolved Items as the CPA Firm may reasonably request if available to such party or its Affiliates (or their accountants or auditors). All fees and expenses relating to the work, if any, to be performed by the CPA Firm shall be borne 50% by Buyer and 50% by Seller. The CPA Firm shall act as an arbitrator and not as an expert, to determine, based on the provisions of this
Section 2.5, only the Unresolved Items; provided, however, that the CPA Firm shall have authority to determine, and the term "Unresolved Items" as used in this Section 2.5 shall mean, only the amount(s) of the Calculation and no other matter whatsoever, absent an express written agreement to the contrary by Buyer and Seller. Seller and Buyer shall request that the CPA Firm provide its determination of the Unresolved Items within 30 days after the submission of the Unresolved Items to the CPA Firm, and a calculation of the Closing Working Capital Statement, the Closing Net Indebtedness Statement, the Capex Statement, the EBITDA Adjustment Amount Statement and the Franchisee Adjustment Amount Statement, based upon the amount of Resolved Items and the CPA Firm's determination of the Unresolved Items, shall be set forth in a written statement delivered to Seller and Buyer by the CPA Firm and shall be final, binding and conclusive on Buyer and Seller.

         (e) Within five (5) Business Days following either (i) an agreement or deemed agreement by Buyer and Seller as to the Closing Working Capital, the Closing Net Indebtedness, the Capex Adjustment, the EBITDA Adjustment Amount, if any, and the Franchisee Adjustment Amount, or (ii) the CPA Firm's determination of all Unresolved Items, Seller shall pay to Buyer the amount, if any, by which the Estimated

Purchase Price exceeds the final calculation of the Purchase Price, or Buyer shall pay to Seller the amount, if any, by which the final calculation of the Purchase Price exceeds the Estimated Purchase Price (the "Post-Closing Adjustment").

         (f) Any payments made pursuant to this Section 2.5 shall be made by wire transfer of immediately available U.S. Dollar funds to an account indicated by the party to receive such funds and shall be accompanied by interest at the Applicable Rate calculated on the basis of a year of 365 days for the actual number of days elapsed, accrued from the Closing Date up to and including the date of payment.

         (g) Any payments made in respect of the Post-Closing Adjustment shall be deemed to be adjustments to the Base Purchase Price pursuant to Section 2.2, for all tax purposes.

                                  ARTICLE III

                    Representations and Warranties of Seller

         Except as otherwise (i) subject to Section 10.8, set forth in the disclosure schedule delivered by Seller to Buyer on or prior to the date of the execution of this Agreement (the "Seller Disclosure Schedule"), (ii) required by this Agreement or (iii) set forth in the Company Financial Accounts, Seller represents and warrants to Buyer as of the date hereof as follows:

         Section 3.1     Organization and Authority of Seller and Diageo.
Seller and Diageo are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, have all requisite corporate power and authority, and have taken all corporate action (including obtaining any and all required shareholder approvals) necessary in order to execute, deliver and perform their obligations under this Agreement. This Agreement has been duly executed and delivered by each of Seller and Diageo and constitutes the legal, valid and binding obligation of each of Seller and Diageo, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by each of Seller and Diageo does not, and the consummation by each of Seller and Diageo of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Seller or Diageo,
(B) a breach or violation of, a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest, encumbrance, option, transfer restriction or other restriction or third party right, including restrictions on the right to vote equity interests (collectively, "Encumbrances") on the assets, properties or rights of Seller or Diageo (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, instrument, arrangement or other obligation ("Contracts") binding upon Seller or Diageo, or any of their assets, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or Diageo thereunder or (C) assuming compliance with the matters referred to in

Section 3.11 (Consents and Approvals) and Section 4.2 (Consents and Approvals), a violation of or loss of rights or triggering of new obligations under any federal, state, local or foreign law, rule, regulation, judgment, injunction, order, decree, ordinance or arbitration award or other restriction of any court or Governmental Entity ("Law") or permit or license issued by a Governmental Entity to which Seller or Diageo or any of their assets, properties or rights is subject except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or loss of rights that would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Seller or Diageo to perform its obligations contemplated by this Agreement or to consummate the transactions contemplated by this Agreement.

         Section 3.2 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to own or lease its assets and to carry on its business as it is being conducted, and is duly qualified and licensed to do business and is in good standing, in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby. Seller has made available to Buyer prior to the date hereof correct and complete copies of the articles of incorporation and by-laws of the Company and its Significant Subsidiaries (as amended to the date hereof). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries, (B) a breach or violation of, or a default under, or the acceleration of any obligations, or the creation of an Encumbrance on any assets, properties or rights of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon the Company or any of its Subsidiaries or any assets of the Company or its Subsidiaries, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Company or any of its Subsidiaries thereunder, or (C) assuming compliance with the matters referred to in Section 3.11 (Consents and Approvals) and Section 4.2 (Consents and Approvals), a violation of or loss of rights or triggering of new obligations under any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries or any of their assets, properties or rights are subject, except, in the case of clause (B) or (C) above, for any breach, violation, default, creation, modification, acceleration, other change or loss of rights that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

         Section 3.3 Capitalization of the Company. The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock of which 105,754,800 shares of Common Stock are the only shares of Common Stock issued and outstanding on the date hereof. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by Seller free and clear of any Encumbrances. There are no preemptive or other outstanding commitments to grant rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell, repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with, or as a separate class from, the stockholders of the Company or any Subsidiary of the Company on any matter. Except as set forth in the Annexes hereto, as reflected in the Company Financial Accounts or as otherwise permitted by the terms hereof, there are no obligations of the Company or any of its Subsidiaries to make any capital contribution, or other investment (in the form of a loan, capital contribution or otherwise) in any Person, other than to a wholly owned Subsidiary or pursuant to an Identified Contract (other than as a result of a default under an Identified Contract).

         Section 3.4     Subsidiaries of the Company. Schedule 3.4 of the
Seller Disclosure Schedule (a) lists the name (together with the identity of the record holders thereof), of each Subsidiary of the Company and (b) lists the name of each other Person of which the Company, directly or indirectly, owns outstanding voting securities or equity interests (together with the identity of which of the Company or its Subsidiaries is the record holder in such Person and the type of issued equity interest owned, and to the Knowledge of Seller the identity, as of the date hereof, of the other record holders of such Person). Each direct and indirect Subsidiary of the Company is, as of the date hereof, a direct or indirect wholly owned Subsidiary of the Company. All voting securities, shares of capital stock and equity interests of each Subsidiary of the Company and other Persons that are required to be listed on Schedule 3.4 of the Seller Disclosure Schedule are owned by the Company or the applicable Subsidiary free and clear of all Encumbrances, and all such capital stock is duly authorized, validly issued, fully paid and nonassessable and all other equity interests are duly authorized, validly issued and fully paid. Schedule 3.10(a)(v) of the Seller Disclosure Schedule lists all legally binding documents that set forth the allocation of profit and loss, voting rights and rights to dividends or other distributions of cash associated with each voting security, share of capital stock and equity interest of each Person (other than wholly-owned Subsidiaries of the Company) in which the Company or any Subsidiary of the Company owns equity securities. Except as contemplated hereby, neither the Company nor any of its Subsidiaries has any obligation to sell, transfer or assign or has entered into a Contract regarding the sale, transfer or assignment of any of its rights, securities or interests in any Subsidiary of the Company or any of the other equity interests owned by the Company or any Subsidiary of the Company. Each Subsidiary of the Company currently conducting business is duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, has the power and authority to own or lease its assets and to carry on its business as it is currently being conducted, and is duly qualified to do business and is in good standing, in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby.

         Section 3.5 Financial Accounts. (a) Schedule 3.5(a) of the Seller Disclosure Schedule sets forth the following financial statements: the combined balance sheets as of June 30, 2000 and June 30, 2001 and statements of income, changes in stockholders' equity and cash flow for the fiscal years ended June 30, 2000 and 2001, for the Company and its Subsidiaries prepared as if such Subsidiaries had been Subsidiaries throughout each of the years (such statements being the "U.K. GAAP Company Financial Statements"). The U.K. GAAP Company Financial Statements, except as otherwise specified therein, present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and cash flows as of the dates specified therein and for the fiscal years then ended in accordance with U.K. GAAP on a combined basis consistently applied.

         (b) Schedule 3.5(b) of the Seller Disclosure Schedule sets forth the audited combined balance sheets as of June 30, 1999, June 30, 2000 and June 30, 2001, and audited statements of changes in stockholders' equity and of income and cash flow for the fiscal years ended June 30, 1999, 2000 and 2001, for the Company and its Subsidiaries prepared as if such Subsidiaries had been Subsidiaries throughout each of the years (such statements being the "U.S. GAAP Company Financial Statements"). The U.S. GAAP Company Financial Statements, except as otherwise specified therein, present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and cash flows as of the dates specified therein and for the respective fiscal years then ended in accordance with U.S. GAAP on a combined basis consistently applied.

         (c) Schedule 3.5(c) of the Seller Disclosure Schedule sets forth the unaudited combined balance sheet, statement of income and cash flow of the Company and its Subsidiaries as of and for the six-month period ended December 31, 2001 prepared as if such Subsidiaries had been Subsidiaries throughout each of the years (such statements being the "Most Recent Financial Statements" and such date being the "Review Date"). The Most Recent Financial Statements, except as otherwise stated therein and except for normal year-end closing procedures and adjustments (which are expected by the Company to be either (i) not material or (ii) consistent with the procedures noted in the Most Recent Financial Statements), present fairly in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and cash flows as of the date specified therein and for the six-month period then ended in accordance with U.K. GAAP on a combined basis consistently applied.

         (d) The financial statements referred to in Sections 3.5(a), 3.5(b) and 3.5(c) include (and the FY02 U.K. GAAP Company Financial Statements will include) as of their respective dates reserves in respect of liabilities relating to matters covered by workers' compensation, casualty and auto liability insurance calculated in all material respects in accordance with U.K. GAAP or U.S. GAAP, as applicable.

         (e) The items specified in the definition of Net Indebtedness are calculable from the books and records of the Company and its Subsidiaries underlying the U.K. GAAP Company Financial Statements.

         (f) The FY02 U.S. GAAP Company Financial Statements, the FY02 U.K. GAAP Company Financial Statements and the quarterly financial statements, if any, to be delivered pursuant to Section 6.13(b)(i) shall each present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and cash flows as of June 30, 2002 and for the fiscal year then ended (in the case of the FY02 U.S. GAAP Company Financial Statements and the FY02 U.K. GAAP Company Financial Statements) or September 30, 2002 and for the fiscal quarter then ended (in the case of such quarterly financial statements), in each case, in accordance with U.S. GAAP or U.K. GAAP, as the case may be, and on a combined basis, consistently applied (except for such deviations as are consistent with those specified in the U.S. GAAP Company Financial Statements or U.K. GAAP Company Financial Statements, as the case may
be), except in the case of the quarterly statements for normal year-ended closing procedures and adjustments. The packages of monthly reporting documents distributed by the Company to its Executive Officers in their completed form for each of March 2002, April 2002 and May 2002 have been prepared in good faith from the books and records of the Company and Seller has no reason to believe, as of the date hereof, that they contain a material misstatement as updated by the May document. The monthly reporting documents to be delivered pursuant to
Section 6.13(b), when delivered in their completed form, shall have been prepared in good faith from the books and records of the Company and Seller shall, as of the Closing, have no reason to believe that they contain a material misstatement as updated by the last monthly reporting document delivered prior to the Closing Date.

         Section 3.6 Absence of Certain Changes or Events. Except to the extent relating to the transactions contemplated by this Agreement, since the Review Date and except as set forth in the monthly reporting documents referenced in Section 3.5(f) that have been delivered to Buyer prior to the date hereof (i) and through the date hereof the Company and its Subsidiaries, taken as a whole, have in all material respects conducted their businesses in the Ordinary Course of Business and (ii) there have not been any effects that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect. In addition, since the Review Date and through the date hereof, neither the Company nor any of its Subsidiaries has:

                  (i) transferred or sold any of its assets, properties or rights (other than the grant of a franchise including sales of restaurants and associated sales of real property and other assets) with a fair market value at the time of sale in excess of $2,000,000 or subjected any of its material assets, properties or rights to an Encumbrance which is outstanding as of the date hereof, except Permitted Encumbrances;

                  (ii) become legally committed to make any equity investment in any of its franchisees that has not been satisfied in full;

                  (iii) except as required by Law or the terms of any collective bargaining agreement, (x) granted any salary or wage increases, other than in the Ordinary Course of Business or (y) terminated, modified, amended, entered into, established, adopted or assumed an obligation to contribute to any existing or new Benefit Plan in any manner that increased the amount of any liability attributable to the Company or any of its Subsidiaries in respect of any such Benefit Plan other than to an immaterial extent and other than the Executive Employment Agreements;

                  (iv) except for in the Ordinary Course of Business, entered into any employment agreement with any of its Employees;

                  (v) declared, set aside or paid any non-cash dividend or made any non-cash distribution with respect to its capital stock other than from a direct or indirect Subsidiary of the Company;

                  (vi) changed its accounting policies;

                  (vii) securitized any of its trade accounts receivable or any other accounts receivable;

                  (viii) except in the Ordinary Course of Business, amended or authorized an amendment in its articles of incorporation, certificate of incorporation or similar applicable organizational document; or

                  (ix) authorized or entered into a Contract or transaction that would have been in contravention of any of the foregoing.

         Section 3.7 Licenses. The Company and its Subsidiaries hold all permits, licenses, waivers, franchises, orders, approvals, concessions, registrations and other authorizations issued or provided by Governmental Entities under all applicable Laws, which are necessary for them to own their assets or operate their businesses as currently conducted (the "Company Licenses"), except for those Company Licenses the failure of which to hold would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or prevent or materially delay or materially impair the transactions contemplated hereby. There is not pending, nor to the Knowledge of Seller threatened, against the Company or any of its Subsidiaries, any application, action, petition, objection or other pleading, or any proceeding, with or by any Governmental Entity which questions or contests the validity of, or any rights of the holder under, or for nonrenewal or suspension of, any Company License which would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby.

         Section 3.8 Litigation. None of Diageo, Seller, the Company or any Subsidiary of the Company is subject to any outstanding injunction, judgment, order, decree or ruling of any Governmental Entity which would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby or the performance by Diageo or Seller of any of its obligations hereunder. There are no civil, criminal or administrative claims, actions, suits, demands, proceedings, hearings or investigations ("Litigation") pending or, to the Knowledge of Seller, threatened against the Company, any of its Subsidiaries, Diageo or Seller, at Law, in equity or otherwise, in, before, or by, any court or Governmental Entity, authority or arbitrator which (if successful) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby or the performance by Diageo or Seller of any of its obligations hereunder.

         Section 3.9 Compliance with Law. (a) Since July 1, 2001, the Company and its Subsidiaries have conducted their respective businesses without, and their respective businesses are not in (and with the giving of notice or lapse of time or both, would not be in), violation of any applicable Law, except for those violations which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby.

         (b) The Company and its Subsidiaries are, and since July 1, 2000 have been, in compliance with the U.S. Foreign Corrupt Practices Act, as amended, and all other similar applicable Laws relating to illegal payments, gifts or activities.

         (c) All of the investments by the Company and its Subsidiaries in their respective Subsidiaries have been registered with Governmental Entities to the extent required by applicable Law for exchange control, repatriation, currency convertibility and similar purposes.

         Section 3.10 Contracts. (a) Schedule 3.10(a) of the Seller Disclosure Schedule lists the following Contracts to which the Company or one of its Subsidiaries is a party as of the date hereof and which are currently in effect (each Contract required to be listed on Schedule 3.10(a), an "Identified Contract"):

                  (i) any Contract requiring capital expenditures involving consideration in excess of $5,000,000 in any twelve-month period;

                  (ii) (A) any Contract which restricts or limits the ability of the Company or any of its Subsidiaries to freely engage in the quick service restaurant business in any geographic area or (B) any Contract which restricts or limits the ability of Affiliates of the Company (other than the Company and its Subsidiaries) to conduct any legal line of business in any geographic area other than Contracts which restrict or limit the ability to conduct a business at a particular site of real property;

                  (iii) any collective bargaining agreement;

                  (iv) any Contract pursuant to which (A) payments were made during the twelve-month period ended June 30, 2002, or (B) are reasonably anticipated, as of the date hereof, by the Company to be made during the twelve-month period ending on June 30, 2003, by or to the Company or any of its Subsidiaries of more than $2,000,000 to or from any Person, except for Contracts among only Affiliates of the Seller, BKL Leases or franchise agreements with franchisees of the Company or its Subsidiaries;

                  (v) any Contract relating to the ownership, management or control of any Person in which the Company or any of its Subsidiaries owns any equity securities other than direct and indirect wholly owned Subsidiaries of the Company;

                  (vi) any Contract relating to the acquisition or disposition outside the Ordinary Course of Business of any assets or any business (whether by merger, sale of stock, sale of assets or otherwise) to the extent any material actual or contingent express obligations of the Company or any of its Subsidiaries thereunder remain in effect;

                  (vii) other than Intercompany Accounts, any Contract relating to indebtedness for borrowed or loaned money or the deferred purchase price of property (in each case, whether incurred, assumed, guaranteed or secured or unsecured by any asset) under which at least $2,000,000 is outstanding;

                  (viii) other than Intercompany Accounts, any Contract relating to outstanding letters of credit or performance bonds or creating any liability as guarantor, surety, co-signer, endorser, co-maker or indemnitor, in each case in respect of the obligation of any Person to make payments or perform services with a value of at least $2,000,000;

                  (ix) any material Contract with any Executive Officer or director of the Company or any of its Subsidiaries; and

                  (x) any Contract with outstanding obligations relating to the settlement of any Litigation.

         (b) Each Identified Contract is (and each Contract entered into between the date hereof and the Closing that would have been an Identified Contract had it been entered into prior to the date hereof, will, at the Closing be (unless it shall have terminated or expired in accordance with its terms (other than as a result of a breach or default by the Company or its Subsidiaries)) valid, binding, in full force and effect and enforceable against the Company or the applicable Subsidiary of the Company, unless it shall have terminated or expired in accordance with its terms (other than as a result of a breach or default by the Company or its Subsidiaries), and, to the Knowledge of Seller, against any other party thereto, in accordance with its terms. The Company or the applicable Subsidiary of the Company is not in breach or default under any Identified Contract (or a Contract entered into between the date hereof and the Closing that would have been an Identified Contract had it been entered into prior to the date hereof) and, to the Knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under any Identified Contract (or a Contract entered into between the date hereof and the Closing that would have been an Identified Contract had it been entered into prior to the date hereof) by any party thereto, except where the failure to be so valid, binding, in full force and effect or enforceable, or such breach or default, termination, modification or acceleration, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby.

         (c) True and complete copies of each Identified Contract, including all amendments thereto entered into prior to the date hereof, have been made available by Seller to Buyer prior to the date hereof.

         Section 3.11 Consents and Approvals. Except for the filings, permits, authorizations, consents, approvals and/or notices required under the HSR Act, no filings, permits, authorizations, consents, approvals and/or notices are required to be made or obtained by Diageo, Seller, the Company or any of their respective Subsidiaries with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery or performance of this Agreement by Diageo or Seller or the consummation by Diageo or Seller of the transactions contemplated hereby, except those filings, permits, authorizations, consents, approvals and/or notices for which the failure to make or obtain, as the case may be, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, prevent, materially delay or materially impair the ability of Seller or Diageo to perform their respective obligations and consummate the transactions contemplated by this Agreement.

         Section 3.12 Tax Matters. (a) All Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries have been duly and timely filed or, where not so timely filed, are covered under an extension that has been obtained therefor, and all such Tax Returns are true, correct and complete in all material respects.

         (b) The Company and its Subsidiaries have paid in full all material Taxes due, whether or not assessed, or set up reserves in accordance with U.K. GAAP or U.S. GAAP, as applicable, in respect of all material Taxes for the periods covered by such Tax Returns, as well as other material Taxes (and any penalties, interest, fines, deficiencies, assessments and governmental charges relating thereto) that have become due or payable (including, without limitation, all such Taxes that the Company and its Subsidiaries are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties).

         (c) No issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause
(a) of this Section 3.12 are pending. As of the date hereof, there is no proposed liability for any material Tax to be imposed upon the Company or any of its Subsidiaries for the tax year ended June 30, 2002 and all prior years for which there is not an adequate accounting reserve.

         (d) As of the date hereof, neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

         (e) As of the date hereof, there are no Encumbrances (other than Permitted Encumbrances) with respect to any material Taxes upon any of the assets and properties of the Company or any of its Subsidiaries.

         (f) Neither the Company nor any of its Subsidiaries has engaged in a "reportable transaction" within the meaning of Treasury Regulations section 1.6011-4T(b).

         (g) The Company has not executed any closing agreement pursuant to
Section 7121 of the Code or any predecessor provision thereof, or any corresponding provision of state or local law.

         (h) Neither the Company nor any of its Subsidiaries has agreed or is required to make any material adjustments pursuant to section 481(a) of the Code or any corresponding provision of state, local, or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has received any notice in writing from the IRS or other relevant authority proposing any such adjustment or change in accounting method, nor does the

Company or any of its Subsidiaries have any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

         (i) Neither the Company nor any of its Subsidiaries has agreed or is required to make any material adjustments pursuant to section 482 of the Code or any corresponding provision of state, local, or foreign law with respect to transfers of intangibles or any other intercompany transaction, and neither the Company nor any of its Subsidiaries has received any notice in writing from the IRS or other relevant authority proposing any such adjustment. Neither the Company nor any of its Subsidiaries have entered into a qualified cost sharing arrangement (or an arrangement purporting to be a qualified cost sharing arrangement) under section 482 of the Code.

         (j) Neither the Company nor any of its Subsidiaries has filed, or is otherwise subject to, a dual consolidated loss election under Treasury Regulations section 1.1503-2(g)(2), a gain recognition agreement under Treasury Regulations section 1.367(a)-8, deferred gain recognition pursuant to the installment sale provisions under section 453 of the Code or any corresponding provision under state or foreign Tax law which would have a material effect on the Taxes of the Company or any Subsidiary.

         Section 3.13 Employee Benefits. (a) All benefit and compensation plans, Contracts, policies and arrangements covering any current or former Employees or current or former directors of the Company or to which any such Employee or director is a party, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and employment, consulting, severance, termination, change in control, retention, deferred compensation, stock option, stock purchase, stock appreciation rights, other stock based, incentive and bonus plans, Contracts, policies and arrangements (the "Benefit Plans"), other than Benefit Plans that are (i) not material in cost or (ii) mandated by statute of a jurisdiction outside of the United States and that are maintained primarily for the benefit of Employees working outside of the United States, are listed on Schedule 3.13(a) of the Seller Disclosure Schedule. True and complete copies of all Benefit Plans listed on Schedule 3.13(a) of the Seller Disclosure Schedule, including, but not limited to, any trust or other funding instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto, for all Benefit Plans that are subject to ERISA or are intended to be qualified under the Code ("ERISA Plans"), if applicable, all summary plan descriptions, summaries of material modifications, the IRS Forms 5500 and related schedules most recently required to be filed prior to the date hereof, the final actuarial report most recently delivered to the Company prior to the date hereof and each most recent IRS determination letter received prior to the date hereof have been made available to Buyer prior to the date hereof.

         (b) All ERISA Plans have been operated and administered in accordance with, and are in compliance with, ERISA and the Code and all Benefit Plans have been operated and administered in accordance with, and are in compliance with, all other applicable Laws, except for any failure that would not be reasonably likely to, individually or in the aggregate, result in a material liability of the Company or any of its Subsidiaries. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code (a "Pension Plan") has received a favorable determination letter from the IRS with respect to its qualified status and to Seller's Knowledge there are no circumstances which are reasonably likely to result in the revocation of such letter or the loss of such qualified status and, within the remedial amendment period under Section 401(b) applicable with respect to the current provisions of the Code, an application has been filed with the IRS for a renewed determination of the qualified status of each such Pension Plan under the current provisions of the Code. Neither the Company nor any of its Subsidiaries has (i) engaged in any transactions with respect to any Benefit Plan that, assuming the "taxable period" (as defined in Section 4975(f) of the Code) with respect to such transaction expired as of the date hereof, could be reasonably likely to subject the Company or any of its Subsidiaries (directly or indirectly) to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA and (ii) no transaction has occurred with respect to any Benefit Plan that could be reasonably likely to subject the Company or any of its Subsidiaries to any liability in respect of a breach of fiduciary duty, in any such event, in either clause (i) or (ii) in an amount which would be material.

         (c) No liability under Subtitle C, D or E of Title IV of ERISA has been incurred which has not been satisfied or is expected to be incurred (in any such case, either directly or indirectly, including, without limitation, as a result of any indemnification obligation or joint and several liability) by either the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, the single-employer plan currently or formerly maintained by any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") or any "multiemployer plan" (within the meaning of Section 3(37) of ERISA). No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the preceding 12-month period or will be required to be filed in connection with the transactions contemplated by this Agreement.

         (d) All contributions required to be made under the terms of any Benefit Plan or applicable law have been timely made and, to the extent not yet due, will be reflected on the FY02 U.K. GAAP Company Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of the Company, any of its Subsidiaries or any ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is (or is reasonably expected to be) required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA, as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation for purposes of ERISA, did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of such most recent plan year.

         (f) There is no pending or, to the Knowledge of Seller, threatened claim, litigation proceeding, action or audit relating to any of the Benefit Plans other than claims for benefits in the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan.

         (g) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining or liabilities under such Plan above the level of the expense and liability incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in combination with termination of employment or any other event, (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries to severance pay or other benefits or entitlements or any increase in severance pay or other benefits or entitlements in connection with any termination of employment, (ii) accelerate the timing of payment or vesting or result in any payment or funding of any compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or otherwise to or in respect of any current or former employee, consultant or director, (iii) limit or restrict the right of the Company, any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Buyer to merge, amend or terminate any of the Benefit Plans (except as contemplated by Section 6.4 of this Agreement) or (iv) result in payments under any Benefit Plan that would not be deductible by reason of Section 280G of the Code.

         (h) All Benefit Plans maintained by the Company or its Subsidiaries outside of the United States ("Foreign Plans") comply in all material respects with applicable Laws. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Foreign Plan that has not been reflected on the U.K. GAAP Company Financial Statements. Any Foreign Plan that is a defined benefit pension plan that is required by applicable Law to be funded complies in all material respects with such applicable funding requirements.

         (i) Each of the representations set forth in this Section 3.13, other than subparagraphs (a), (b), (g) and (h), shall be deemed to be accurate unless the failure to be so accurate would be reasonably likely to have individually or in the aggregate a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transaction contemplated hereby.

         Section 3.14 Environmental Matters. (a) Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby, the Company and its
Subsidiaries: (i) have obtained and are not in violation of any permits, licenses or governmental authorizations pursuant to any Environmental Law necessary for their operations as currently conducted; (ii) have not been since July 1, 1999 and are not in violation of any applicable Environmental Laws;
(iii) are not the subject of any proceeding and, since July 1, 1999, have not received any written notice, demand, claim, legal complaint or request for information from any Governmental Entity alleging the violation of or liability under any applicable Environmental Law or relating to liabilities or obligations arising from the presence or Release or exposure to Hazardous Substances; (iv) are not the subject of any court order, administrative order or decree arising under any Environmental Law; (v) have not generated, stored, used, emitted, discharged or disposed of any Hazardous Substances, except as permitted under applicable Environmental Laws; (vi) have no asbestos-containing materials, polychlorinated byphenyls or underground storage tanks at, on or under the facilities of the Company or its Subsidiaries, except in compliance with Environmental Laws and (vii) have made available to Buyer all written assessments, audits, investigations, and sampling or similar reports in the possession of the Company in the United States relating to the environment or the presence or Release of any Hazardous Substances to the extent related to the real property owned or leased by the Company and its Subsidiaries.

         (b) Notwithstanding any other representation and warranty in Article III, the representations and warranties contained in this Section 3.14 constitute the sole representations and warranties of Seller concerning the Company and its Subsidiaries with respect to Environmental Laws and Hazardous Substances.

         Section 3.15 Brokers and Finders. None of Diageo, Seller, the Company, or any of the Company's Subsidiaries has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof that would be payable by Buyer or any of its Affiliates or investors or by the Company or its Subsidiaries.

         Section 3.16 Undisclosed Liabilities. (a) None of the Company and its Subsidiaries has any indebtedness, obligations or liabilities of any kind (whether known or unknown, accrued, off-balance sheet, contingent or unasserted), that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect except for

(i) liabilities set forth in the Company Financial Accounts, (ii) liabilities set forth in the Most Recent Financial Statements, and (iii) liabilities which have arisen after the Review Date in the Ordinary Course of Business, including pursuant to Contracts in effect on the Review Date (none of which is a liability resulting from breach of Contract, tort, or violation of Law).

         (b) The Company and its Subsidiaries do not have any assets, operations or liabilities (on or off balance sheet) (i) other than those arising out of or those related to the ownership and operation of a fast food hamburger restaurant business, selling of franchises for a fast food hamburger restaurant business and matters incident or ancillary thereto, including the purchase and sale of real property (whether or not operated as restaurants) whether or not arising out of breach of Contract, violation of Law or tort or (ii) that arise out of or relate to the activities of the Franchisee Acceptance Corporation Limited.

         (c) Seller has made available to Buyer all material documents in the possession of either Diageo or any of its Subsidiaries that relate primarily to or address the matter and risks referred to in item 1 of Schedule 3.16(a) of the Seller Disclosure Schedule and, to the Knowledge of Seller, all such documents shall be in the exclusive possession of the Company as of the Closing.

         (d) To the Knowledge of Seller, as of the date hereof, no beef products which have been purchased by the Company or any of its Subsidiaries are the subject of the ConAgra Beef Company recall which is ongoing at the date hereof.

         Section 3.17 Intellectual Property. (a) The Company and/or each of its Subsidiaries owns, is licensed under, or otherwise possesses legally enforceable rights to use all patents, trade secrets, trademarks, trade names, service marks, and the goodwill associated with all of the foregoing, Internet domain names, copyrights, and any applications and registrations for any and all of the foregoing, technology, know-how, computer software programs and applications, tangible and intangible proprietary information and materials and any other intellectual property or similar proprietary rights in any jurisdiction where such property or rights are used or exercised (collectively, "Intellectual Property Rights") that are material to the business of the Company or any of its Subsidiaries as currently conducted. Such rights are owned free and clear of any Encumbrances other than Permitted Encumbrances. Schedule 3.17 of the Seller Disclosure Schedule sets forth all material patents, patent applications, material unregistered trademarks, trademark and copyright applications and registrations, and Internet domain name registrations owned by the Company or any of its Subsidiaries as of the date hereof, in each case listing the current registered owner thereof, and a list of all material Contracts under which (x) the Company or any of its Subsidiaries uses or has the right to use any material Third Party Intellectual Property Rights and (y) the Seller, the Company or any of the Company's Subsidiaries has licensed others the right to use any Owned Intellectual Property Rights.

         (b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement by Diageo or Seller or the performance by Diageo or Seller of its obligations hereunder, in material violation of any material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which either (i) the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or other Intellectual Property Rights (collectively, "Third-Party Intellectual Property Rights") or (ii) the Seller, the Company or any of the Company's Subsidiaries has authorized others to use any Owned Intellectual Property Rights.

         (c) No claims with respect to (i) the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the "Owned Intellectual Property Rights"); (ii) Third-Party Intellectual Property Rights or (iii) any other Intellectual Property Rights that are used in the business of the Company and its Subsidiaries as currently conducted are, with respect to clause (i), pending or, to the Knowledge of Seller currently pending with respect to clauses (ii) and (iii) or threatened by any Person against the Company or its Subsidiaries with respect to clauses (i),
(ii) and (iii).

         (d) To the Knowledge of Seller, there are no grounds for any material claims (A) to the effect that the manufacture, sale, importation, licensing or use of any product as now manufactured, used, sold, imported or licensed or the offering of any product or service now offered, in each case by the Company or any of its Subsidiaries, infringes upon, misappropriates, violates or conflicts with any patent, trademark, service mark, copyright, trade secret or other Intellectual Property Right of any Person; (B) relating to the use by the Company or any of its Subsidiaries, of any Owned Intellectual Property Right or Third-Party Intellectual Property Right used in the business of the Company or any of its Subsidiaries as currently conducted; (C) challenging the ownership, validity or enforceability of any of the Owned Intellectual Property Rights; or
(D) challenging the license or legally enforceable right to use the Third-Party Intellectual Rights by the Company or any of its Subsidiaries.

         (e) To the Knowledge of the Seller, there are no unauthorized uses, disclosures, infringements, or misappropriations by any Person of any Owned Intellectual Property Rights, or breaches by any Person of any Contract pursuant to which such Person has the right to use any Owned Intellectual Property Rights or Third-Party Intellectual Property Rights, except for such uses, disclosures, infringements and misappropriations that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         Section 3.18 Real Property. (a) Schedule 3.18(a) of the Seller Disclosure Schedule lists a description, as of the date hereof, of all real property owned by or leased to the Company and its Subsidiaries (with identification of which is owned and which is leased). With respect to each parcel of real property that is owned by the Company or a Subsidiary of the Company ("Owned Real Property") or leased to the

Company or a Subsidiary of the Company, and except for matters which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

                  (i) the Company or its relevant Subsidiary has marketable title to the real property owned by it and a valid leasehold interest in the real property leased to it, as the case may be, free and clear of any Encumbrances, except for Permitted Encumbrances; and

                  (ii) except for leases and subleases of restaurants set forth in Schedule 3.23(b) and 3.18(a)(ii) of the Seller Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements entered into by the Company or any of its Subsidiaries granting to any Person or Persons the right of use or occupancy to any portion of the parcel of any of such real property.

         (b) Schedule 3.18(b) of the Seller Disclosure Schedule identifies all mortgages, deeds of trust and other Encumbrances (other than Permitted Encumbrances) upon Owned Real Property of the Company or any of its Subsidiaries which secure (i) indebtedness for money borrowed, (ii) judgments or (iii) other obligations to pay a sum certain.

         (c) Schedule 3.18(c) of the Seller Disclosure Schedule reflects at least 90% of the gross rental revenue received by the Company and its Subsidiaries from the rental of U.S. real property to third parties that are not Affiliates of the Company during the periods indicated therein.

         Section 3.19 Sufficiency of Assets. (a) The Company and its Subsidiaries taken as a whole have ownership of or rights in all of the assets (including the books and records) to the extent necessary to conduct or used in conducting their business in all material respects as currently conducted. As of the date hereof, except for repairs contemplated by the amounts set forth in Annex 2.5(a) all of the material tangible assets owned or leased by the Company or its Subsidiaries are in satisfactory operating condition for the use or uses to which they are being put, subject to ordinary wear and tear and continuing maintenance requirements or a replacement of any such asset has been ordered or such asset is being repaired.

         (b) Schedule 3.19(b) of the Seller Disclosure Schedule is a list of at least 95% of all restaurants which are branded as Burger King or Hungry Jack's that are owned or operated by the Company or any of its Subsidiaries as of the date hereof.

         Section 3.20 Labor Matters. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of, nor, to the Knowledge of Seller, is there threatened, any material claim asserting that the Company or any of its Subsidiaries has committed an unfair labor practice under applicable Law, nor is there pending or, to the Knowledge of Seller, threatened, nor has there been since July 1, 2001, any organized effort or demand for recognition by any labor organization or any labor dispute or labor slow-down with respect to the operations of the Company and its Subsidiaries, taken as a whole in the United States, except for those that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or impair the transactions contemplated hereby. As of the date hereof, there is not pending, nor, to the Knowledge of Seller, is there threatened in the United States any labor strike, walk-out, work stoppage or lockout in the United States with respect to Employees, except for such strikes, walk-outs, work stoppages or lockouts as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or impair the transactions contemplated hereby.

         Section 3.21 Insurance. (a) Set forth as Schedule 3.21(a) of the Seller Disclosure Schedule is a list of each insurance policy to which the Company or any of its Subsidiaries, is a party, a named insured with respect to a policy maintained by them or any of their Affiliates, or otherwise the beneficiary of coverage thereunder with respect to a policy maintained by them or any of their Affiliates (collectively, the "Insurance Policies").

         (b) (i) Each Insurance Policy is in full force and effect, and is valid, outstanding and enforceable, and all premiums due thereon have been paid in a timely fashion and cover against the risks of the nature normally insured against by Persons in the same or similar lines of business in coverage amounts typically and reasonably carried by such Persons; (ii) none of the Insurance Policies shall terminate or lapse as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby;
(iii) each of the Company and its Subsidiaries, and each of their Affiliates that maintains a policy on their behalf with respect to them, has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party; (iv) no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated in writing to the Company or one of its Subsidiaries, or to an Affiliate of the Company or its Subsidiaries that maintains a policy on their behalf, any intent to do so or not to renew any such Insurance Policy; and (v) all material claims of the Company and its Subsidiaries for which insurance was available under the Insurance Policies have been filed in a timely fashion since July 1, 2001.

         Section 3.22 Affiliate Transactions. (a) Set forth as Schedule 3.22(a) of the Seller Disclosure Schedule is a general list, as of the date hereof, of the types of intercompany services that Diageo and its Affiliates (other than the Company and its Subsidiaries) currently provides and/or has provided since January 1, 2002 to the Company and its Subsidiaries. As of the Closing, neither the Company nor any of its Subsidiaries shall or shall be legally obligated to provide services to Diageo or any of its Affiliates (other than the Company and its Subsidiaries).

         (b) Schedule 3.22(b) of the Seller Disclosure Schedule includes all Contracts between Diageo or any of its Subsidiaries (other than the Company and its

Subsidiaries) on the one hand, and the Company or any of its Subsidiaries, on the other hand, other than those that will be terminated at or prior to the Closing.

         (c) Since July 1, 2001, neither the Company nor any of its Subsidiaries has been a party to any arrangement or transaction that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act by the Company if the Company was a Person both (i) subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and (ii) with no other Person owning more than 0.5% of the equity of the Company.

         Section 3.23 Franchisees. (a) Set forth as Schedule 3.23(a) of the Seller Disclosure Schedule is a list, as of the date hereof, of at least 95% of all restaurants which are branded as Burger King or Hungry Jack's and are not owned or operated by the Company or any of its Subsidiaries and each of which is operated pursuant to a franchise agreement with the Company or one of its Subsidiaries (a "Franchised Restaurant").

         (b) Set forth as Schedule 3.23(b) of the Seller Disclosure Schedule is a list, as of the date hereof, of all leases (land and/or building) by the Company or any of its Subsidiaries (as landlord or sublandlord) to the applicable franchisee or other counterparty (as lessee or sublessee) for the site of Franchised Restaurants (each lease required to be listed on such Schedule, a "BKL Lease"). To the Knowledge of Seller, each BKL Lease listed on
Schedule 3.23(b) of the Seller Disclosure Schedule is (and each lease that is entered into after the date hereof and prior to the Closing that would have been a BKL Lease if it had been entered into prior to the date hereof will be) valid, binding, in full force and effect and enforceable against the Company or the applicable Subsidiary of the Company and, to the Knowledge of Seller, against the lessee or sublessee thereto, in accordance with its terms, and the Company or the applicable Subsidiary of the Company is not in breach or default under any such lease and to the Knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any such lease by any party thereto, except where the failure to be so valid, binding, in full force and effect or enforceable, or such breach or default, termination, modification or acceleration, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby, or where the BKL Lease has expired or been terminated pursuant to its terms (other than as a result of a breach or default by the Company or its Subsidiaries).

         (c) None of the franchisees who own or operate any of the Franchised Restaurants are, as of June 30, 2002, more than sixty days in arrears in royalty, advertising, lease or other payments pursuant to the terms of any of their franchise agreements or BKL Leases with the Company or its Subsidiaries.

         (d) The amount of arrearages set forth in the Updated Monetary Defaults shall not be materially greater than the aggregate amount of arrearages set forth on Schedule 3.23(c) of the Seller Disclosure Schedule

         (e) To the Knowledge of Seller, as of the date hereof, there are no restaurants that are branded as Prince or Hungry Jack's that are not either owned or operated by the Company or one of its Subsidiaries or operated pursuant to a franchise agreement with the Company or one its Subsidiaries. Such franchise agreements conform in all material respects to a form of franchise agreement made available to Buyer prior to the date hereof. There are no defaults by the Company or any of its Subsidiaries or, to the Knowledge of Seller, events that have occurred or that, with notice or lapse of time or both, would be reasonably likely to constitute a breach or default, or permit termination, modification or acceleration, under any franchise agreement by any party thereto (other than monetary defaults by franchisees who own or operate any of the franchised restaurants), except for defaults that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or, individually or in the aggregate, prevent or materially delay or materially impair the transactions contemplated hereby. Such franchise agreements are (when duly authorized, executed and delivered by the counterparties thereto), in all material respects, legal, valid, binding and enforceable in accordance with their terms, subject to customary exceptions relating to bankruptcy, insolvency and similar Laws of general applicability relating to creditors' rights. The Company and its Subsidiaries do not own or operate, or franchise to any Person the right to own or operate any restaurant, that is not branded Prince or Hungry Jack's or that is not engaged in the fast food hamburger restaurant business.

         Section 3.24 Franchisee Circulars. Except to the extent that they, as of the date hereof, do not specify Buyer as the acquiror of the Company or any terms of this transaction or the background of this transaction since July 2, 2002, all disclosure statements that the Company or any of its Subsidiaries is required by Law to provide prospective or existing franchisees (the "Franchisee Circulars"), comply in all material respects with the requirements of applicable Law, and as of their respective dates none of such Franchisee Circulars makes any untrue statement of a material fact required to be stated therein or omits to state any material fact required to be stated therein.

         Section 3.25 Indebtedness. (a) The aggregate prepayment penalty, premium or breakage cost (other than any such penalty, premium or cost arising from breach of a Contract) that Company and its Subsidiaries would be required to pay after the Closing for prepayment of any indebtedness of the type referred to in clause (i) (other than subclauses (C) or (E)) of the definition of Net Indebtedness with respect to indebtedness of the Company and its Subsidiaries outstanding at Closing shall not exceed $1,000,000. The amount of indebtedness referred to in clause (i) of the definition of Net Indebtedness (other than subclauses (C) or (E)) that is not prepayable pursuant to its terms shall not exceed $2,000,000 at the Closing. To the Knowledge of Seller, the Diageo Guarantees set forth on Schedule 3.25(a) of the Seller Disclosure Schedule shall be the only Diageo Guarantees in effect at the Closing.

         (b) As of the date hereof, the Company and its Subsidiaries do not have any deferred income liabilities required to be set forth in financial statements complying with U.K. GAAP (other than the MAA Fund) that will require a cash expenditure by the Company and its Subsidiaries to decrease such liability.

         Section 3.26 Franchisee Investments. Between June 15, 2002 and the date hereof, the Company and its Subsidiaries made cash expenditures equal to no less than $11,919,000 in respect of transactions with the first Person listed on Annex 2.5(c).

         Section 3.27 Acknowledgement by Seller. Seller acknowledges that no other representations and warranties of Buyer other than as are set forth in this Agreement are required by Seller to enter into this Agreement.

         Section 3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Diageo, Seller, the Company, any Subsidiary of the Company or Diageo or any other Person makes any other express or implied representation or warranty on behalf of Diageo, Seller, the Company or any Subsidiary of the Company or Diageo with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV

                     Representations and Warranties of Buyer

         Except as required by this Agreement, Buyer represents and warrants to Seller as of the date hereof as follows:

         Section 4.1 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority, and has taken all corporate action (including obtaining any and all required shareholder approvals) necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation, by-laws or other organizational documents of Buyer, (B) a breach or violation of, a default under, or the acceleration of any obligations or the creation of any Encumbrance on the assets, properties or rights of Buyer (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Buyer or any of its assets or giving any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Buyer thereunder or (C) assuming compliance with the matters referred to in Section 3.11 (Consents and Approvals) and Section 4.2 (Consents and Approvals) and Schedules 3.1, 3.2 and 3.11 of the Seller Disclosure Schedule, a violation of or loss of rights or trigger of any new substantial obligations under any Law or governmental or nongovernmental permit or license to which Buyer or any of its assets, properties or rights is subject, except, in the case of clause (B) or
(C) above, for any breach, violation, default, acceleration, creation, modification, termination, other change or loss of rights that would not be reasonably likely to prevent, materially delay or materially impair the ability of Buyer to perform its obligations and consummate the transactions contemplated by this Agreement.

         Section 4.2 Consents and Approvals. Except for the filings, permits, authorizations, consents, approvals and/or notices required under either the HSR Act or referenced in Schedule 3.11 of the Seller Disclosure Schedule, no filings, permits, authorizations, consents, approvals and/or notices are required to be made or obtained by Buyer or any of its Subsidiaries with or from, as the case may be, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, except those filings, permits, authorizations, consents, approvals and/or notices for which the failure to make or obtain would not be reasonably likely, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

         Section 4.3 Brokers and Finders. Neither Buyer nor any of its Subsidiaries has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof that would be payable by Seller or any of its Affiliates.

         Section 4.4 Financial Capability. (a) Buyer will have sufficient funds at the Closing to purchase the Shares on the terms and conditions contemplated by this Agreement and to consummate the transactions contemplated hereby and will have sufficient funds to perform its obligations and the obligations of the Company (including any obligations the Company may have with respect to its Subsidiaries) after the Closing Date. Buyer has provided Seller with copies of all financing commitments it has received with respect to the transactions contemplated hereby (the "Financing Commitments") and such commitments are in full force and effect and have not been amended or rescinded.

         (b) Buyer acknowledges that Seller and its Affiliates have relied upon assurances of Buyer that Buyer shall have adequate equity capitalization at Closing to permit it to effect the transactions contemplated hereby on and subject to the terms of the Equity Commitments. Equity funding has been committed to Buyer for the purpose of consummating the transactions contemplated hereby on the terms and in the amounts, and subject to the conditions, set forth in the equity commitments provided to Seller prior to the date hereof (together with the amendments delivered to Seller on the date hereof, the "Equity Commitments"). There are no conditions to the Equity Commitments other than as set forth therein. Each provider of an Equity Commitment and Buyer is satisfied with the terms and conditions of this Agreement and no later than the 45th day after the date hereof will be satisfied with the terms and conditions of the equity purchase documentation.

         Section 4.5 Securities Act. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that the Shares may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

         Section 4.6 Litigation. As of the date hereof, there are no civil, criminal or administrative claims, actions, suits, demands, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, at law, in equity or otherwise, in, before, or by, any court, Governmental Entity, authority or arbitrator which would be reasonably likely to have a material adverse effect on the business or financial condition of Buyer or would be reasonably likely to prevent, materially delay or materially impair the transactions contemplated hereby.

         Section 4.7 Acknowledgment by Buyer. Buyer acknowledges that no other representations and warranties of Seller other than as are set forth in this Agreement are required by Buyer to enter into this Agreement.

         Section 4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer or any of its Affiliates or investors.

                                   ARTICLE V

                                   Tax Matters

         Section 5.1     Liability for Taxes and Related Matters.


         (a) Seller's Indemnification of Buyer. From and after the Closing and until the third anniversary thereof, (other than with respect to Income Taxes and all other Taxes which are not of a type that is reflected in the calculation of Closing Working Capital, for which Seller's liability shall extend until the termination of all applicable statutes of limitations) Seller shall be liable for and indemnify and hold harmless Buyer for all Taxes attributable to, imposed on, or for which the Company or any of its Subsidiaries may otherwise be liable (including, without limitation, Income Taxes for which the Company or any of its Subsidiaries may be liable under Treasury Regulation 1.1502-6 or Taxes of another person for whom the Company or any of its Subsidiaries may be liable as transferor or successor, by Contract or otherwise, (but excluding any liability for Taxes included in the Closing Working Capital) (i) for events occurring or periods ending on or before the Closing Date and, (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Seller shall be entitled to any refund of Taxes of the Company or any of its Subsidiaries, received for any taxable year or period (or portion thereof) ending on or before the Closing Date and Buyer shall cause such refund to be paid to Seller promptly following its receipt.

         (b) Buyer's Indemnification of Seller. From and after the Closing, Buyer shall be liable for and indemnify Seller for the Taxes of the Company other than those Taxes referred to in Section 5.1(a). From and after the Closing, Buyer shall be entitled to any refund of Taxes of the Company other than those refunds described in Section 5.1(a).

         (c) Taxes for Short Taxable Year. For purposes of subsections (a) and
(b) of this Section 5.1, whenever it is necessary to determine the liability for Taxes of the Company or any of its Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company or any of its Subsidiaries for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date generally shall be determined by assuming that the Company or any of its Subsidiaries had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, (such as the deduction for depreciation), and Taxes imposed on a periodic basis (such as real property taxes), shall be apportioned on a time basis.

         (d) Adjustment to Purchase Price. Any payment by Buyer or Seller under this Article V will be treated as an adjustment to the Purchase Price.

         (e) Carrybacks. Following the Closing, Buyer and the Company shall, to the extent permissible, waive the right to carryback any Income Tax losses, credits or similar items attributable to the Company and from a taxable year or period that begins after the Closing Date to a taxable year or period that ends on or before the Closing Date.

         (f) Tax Returns. From and after the Closing, Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for taxable years or periods ending on or before the Closing Date (including, but not limited to, the Tax Returns with respect to Income Taxes which are listed on Schedule 5.1(f) of the Seller Disclosure Schedule) and shall pay when due any Taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of an item is required by an intervening change in law. Buyer shall permit Seller to review and comment on each Tax Return for which Seller may be liable under Section 5.1(a) of this Agreement, and shall make such revisions to such Tax Returns as are reasonably requested by Seller, provided such revisions do not materially adversely affect Buyer in any post-Closing period. Buyer or Seller, as applicable, shall pay to the other an amount equal to the Taxes for which the payor is liable pursuant to Section 5.1 but which are payable with Tax Returns to be filed by the payee at least 10 days prior to the due date (including any extensions) for the filing of such Tax Returns.

         (g) Contest Provisions. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or the Company or any of its Subsidiaries of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the tax liabilities of the Company or any of its Subsidiaries for which Seller would be required to indemnify Buyer pursuant to Section 5.1(a), but no failure to give such notice shall relieve Seller of any liability hereunder except to the extent, if any, that the rights of Seller with respect to such claim are actually prejudiced. Seller shall have the right to represent the Company or any of its Subsidiaries' (and upon assuming such right, no other Person will have the right to represent the Company and its Subsidiaries) interests in and manage any Income Tax audit or administrative or court proceeding relating to taxable years or periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Seller may not agree to settle any Income Tax claim which would materially adversely affect Buyer, the Company or any of their Subsidiaries in any taxable period ending after the Closing Date without Buyer's prior written consent, which consent shall not be unreasonably withheld.

         Seller shall be entitled to participate at its expense in the defense of any claim for Income Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by Seller pursuant to Section 5.1(a) and, with the written consent of Buyer, and at Seller's expense, may assume the entire defense of such Income Tax claim. Neither Buyer nor the Company nor any of its Subsidiaries may agree to settle any Income Tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Seller under Section 5.1(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

         (h) Transfer Taxes. All excise, sales, use, transfer, documentary, filing and other similar Taxes which may be imposed or assessed as a result of Buyer's acquisition of the Shares ("Transfer Taxes") shall be borne by Buyer.

         (i) Any Tax allocation or sharing agreement that may have been entered into by Seller (or any Affiliate of Seller) and the Company shall be terminated as to the Company as of the Closing Date, and no payments which are owed by or to the Company pursuant thereto shall be made thereunder, except to the extent such obligation is reflected in the Closing Date Financial Statements.

         Section 5.2 Information to be Provided by Buyer. With respect to any taxable year of the Company or any of its Subsidiaries for which Seller is required to file a Tax Return pursuant to Section 5.1(f) hereof and for the period prior to the Closing

Date in any taxable year of the Company or any of its Subsidiaries in which the Closing occurs, Buyer shall cause the Company to prepare and provide to Seller a package of tax information materials (the "Tax Package"), which shall be completed in accordance with the past practice of the Company or the relevant Subsidiary including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income. Buyer shall cause the Tax Package (i) for the taxable year ended June 30, 2002 to be delivered to Seller no later than November 30, 2002 and (ii) for the portion of the taxable period ending on the Closing Date to be delivered to Seller within one hundred fifty (150) days after the close of the taxable year or period in which the Closing Date occurs.

         Section 5.3 Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall:

         (a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article V;

         (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

         (c) make available to the other party and to any taxing authority, as reasonably requested, all information, records, and documents relating to Taxes of the Company (including information necessary to file extensions and make estimated Tax payments);

         (d) provide timely notice in writing to the other party of any pending or threatened tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Article V; and

         (e) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

         Section 5.4     Miscellaneous.


         (a) Any Tax sharing agreement or arrangement between Diageo and its Affiliates on the one hand, and either of the Company or any of its Subsidiaries, on the other hand, shall be terminated prior to the Closing Date. To the extent any payments are due under any of the Tax sharing agreements described above, such payments shall be settled prior to the Closing Date.

         (b) Buyer shall not, without the prior consent of Seller (which may, in its sole and absolute discretion, withhold such consent), make, or cause to permit to be made, any Tax election, or adopt or change any method of accounting, or undertake any other extraordinary action on the Closing Date, that would affect the Seller or the Company or any of its Subsidiaries prior to the Closing Date.

                                   ARTICLE VI

                              Certain Covenants and
                         Agreements of Seller and Buyer

         Section 6.1     Access and Information.


         (a) Prior to Closing, subject to applicable Law, Seller shall permit Buyer and its representatives (including representatives of Buyer's financing sources) to have reasonable access, during regular business hours and upon reasonable advance notice, to the Company and its Subsidiaries and to their respective books, Contracts, records, facilities and properties (including reasonable access to conduct Phase I environmental investigations) and to the officers, key Employees, accountants and auditors of the Company and its Subsidiaries, and to furnish to Buyer such data and information (including financial and operations data) regarding the business of the Company and its Subsidiaries as Buyer may reasonably request (including, to the extent satisfying such criteria, any data or information to facilitate the transactions contemplated by the Financing Commitments), in each case to the extent that such access does not unreasonably interfere with the business or operations of Seller, the Company or any of their respective Affiliates; provided that Buyer and such representatives comply with the confidentiality obligations contained herein and in the Confidentiality Agreement; and provided further that the foregoing shall not (i) require Seller to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets or violate any of Seller's, the Company's or any of the Subsidiaries' obligations with respect to confidentiality or (ii) require any disclosure by Seller, the Company or any of its Subsidiaries that reasonably could, as a result of such disclosure, have the effect of causing the waiver of any legal privilege. Seller agrees to use its commercially reasonable efforts to obtain waivers of any of the foregoing confidentiality obligations and Buyer and Seller agree to use commercially reasonable efforts to enter into appropriate joint defense agreements.

         (b) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement (including pursuant to clause (a) above) shall be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement, dated March 28, 2002, between TPG Partners III, L.P. and Diageo (the "Confidentiality Agreement") and Seller shall have the right to enforce the provisions of the Confidentiality Agreement against Buyer as if it were Diageo and Buyer were TPG Partners III, L.P. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.

         (c) Promptly following the date hereof, Seller shall cause Diageo to request the return or destruction of all non-public information provided by the Company or its Affiliates after July 1, 2001 and prior to the date hereof to (i) other potential purchasers of the Company or its Subsidiaries in connection with a confidentiality agreement executed in connection with such a potential sale of the Company, or (ii) potential underwriters pursuant to a confidentiality agreement in connection with a plan to publicly offer securities of the Company. From and after the Closing, Seller shall cause Diageo or an applicable Affiliate of Diageo to assign to Buyer or the Company (or, if assignment is not permitted, enforce for the benefit of Buyer or the Company) any existing confidentiality or similar agreements with such other potential purchasers or underwriters to the extent such confidentiality agreement was executed in connection with a proposed sale of the Company or plan to publicly offer securities of the Company.

         (d) From and after the Closing, Buyer shall, and shall cause the Company to, provide to Seller promptly following a request by Seller such information regarding the Company and its Subsidiaries as Seller reasonably requests in connection with Seller preparing (a) the reports and accounts of Seller's Affiliates required under applicable stock exchange rules and regulations or (b) the reports of Seller's Affiliates required to be filed under the Securities Exchange Act of 1934, as amended; provided that the foregoing shall not require the preparation by Buyer of any interim audited financial data or statements.

         (e) Seller shall and shall cause Diageo and its Subsidiaries to maintain the confidentiality of, and not use, (A) confidential or proprietary information regarding the Company or any of its Subsidiaries from the Closing until the third anniversary of the Closing Date or (B) trade secrets regarding the Company or any of its Subsidiaries from and after the Closing; provided, however, that this Section 6.1(e) shall not apply to information: (i) that becomes available after the Closing Date to Seller, Diageo or Diageo's Subsidiaries from a source other than the Company (and not as a result of a violation of a contractual restriction or fiduciary duty known to Seller); or
(ii) that was or becomes generally available to the public (and not as a result of a violation of a contractual restriction or fiduciary duty known to Seller). Notwithstanding the preceding sentence, Seller may, and may permit, disclosure of such information (1) in response to any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process); (2) if requested by a Governmental Entity; (3) to avoid violating the federal securities laws; or (4) related, as of the Closing Date, to the business of Diageo or its Affiliates (other than the Company and its Subsidiaries); provided that Seller will, to the extent practicable, promptly notify Buyer and the Company thereof and cooperate with Buyer and the Company at Buyer's reasonable request and cost if Buyer or the Company should seek to obtain an order that confidential treatment will be accorded to such information. Buyer, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including an injunction, in the event of a threatened or actual breach of this Section 6.1(e) and Seller will not resist such application for relief on the basis that Buyer has an adequate remedy at law.

         Section 6.2 Conduct of Business. During the period from the date hereof until the Closing, except in each case (a) as required by Law, (b) as otherwise contemplated by this Agreement, (c) as set forth on Schedule 6.2 of the Seller Disclosure Schedule, (d) with respect to Intercompany Accounts (consistent with Section 6.8), or (e) as Buyer shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), Seller covenants and agrees that it shall cause each of the Company and its Subsidiaries to operate their businesses in all material respects in the Ordinary Course of Business. During the period from the date hereof until the Closing, except in each case (a) as required by Law, (b) as otherwise contemplated by this Agreement, (c) as set forth on Schedule 6.2 of the Seller Disclosure Schedule,
(d) with respect to Intercompany Accounts (consistent with Section 6.8), or (e) as Buyer shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), Seller shall cause each of the Company and its Subsidiaries to:

                  (i) not become legally committed to any new individual item of Capex requiring expenditures following the Closing Date that is materially inconsistent with Annex 2.5(f);

                  (ii) not transfer, sell, lease, license, mortgage, pledge, create an Encumbrance (other than a Permitted Encumbrance) on or otherwise dispose of any of its assets or properties (A) except for restaurant sales, with a fair market value not in excess of $2,000,000 in the aggregate in any consecutive three-month period and (B) in the case of sales of restaurants, no more than 10 restaurants in the aggregate; provided that no sale of a restaurant shall be permitted to the extent it is not made on arm's-length terms;

                  (iii) not make or commit to make any investment in or payment or advance to any of its franchisees in excess of $1,500,000 in the aggregate, except for investments or advances in respect of the transactions with the Persons referred to in Annex 2.5(c) hereto and in the amounts specified therein;

                  (iv) not amend or modify any of the material terms of the franchise agreements or BKL Leases that are, or would be reasonably likely to become, applicable to a material portion of the Company's and its Subsidiaries' franchisees;

                  (v) not amend or modify, or grant any express waivers of any of the material terms of any Identified Contract, or enter into, or amend, modify or grant any express waivers of any of the material terms of, any Contract that would have been an Identified Contract if it had been entered into prior to the date hereof; provided that the foregoing shall not (I) prohibit the entry in the Ordinary Course of Business into (A) any Contract that restricts the ability of the Company and its Subsidiaries to open or franchise restaurants with respect to a location and that, but for Section 3.10(a)(ii), would not have been an Identified Contract if it had been entered into prior to the date hereof or (B) Contracts providing for settlements of Litigation or threatened Litigation (other than the matters referred to in Section 9.3(a)(iv)) that provide for payments after the Closing not in excess of $1,000,000 in the aggregate or (II) prevent amending or modifying, in the Ordinary Course of Business, Contracts entered into with franchisees which permit the franchisee to seek to sell its restaurant and franchise;

                  (vi) except for increases in salaries or wage rates of Employees (other than the Executive Officers) granted in the Ordinary Course of Business and except as required by Law or the current terms of any collective bargaining agreement or, solely in the case of clause
         (y), as a result of any change or modification to a Benefit Plan sponsored by Seller or Diageo and not solely related to the Employees and which would not be reasonably like to result in any material increase in liability to the Company or any of its Subsidiaries, not
         (x) grant any salary or wage increases or (y) terminate, modify, amend, enter into, establish, adopt or assume an obligation to contribute to any existing or new Benefit Plan in any manner that increases the amount of any current or future liability attributable to the Company or any of its Subsidiaries in respect of any such Benefit Plan other than to an immaterial extent or (z) establish or communicate any financial performance targets for annual or long-term bonuses for the Employees for any period after the date hereof;

                  (vii) not issue, sell, pledge, dispose of or create an Encumbrance on any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of its capital stock;

                  (viii) except for new hires or in the Ordinary Course of Business, not (A) enter into any employment agreement with any of its employees or (B) take any action or fail to take any action with respect to any individual who is a party to an Executive Employment Agreement that results in the termination of such individual party's employment prior to the Closing Date by the Company without "Cause" or by such individual party for "Good Reason" (each as defined in such individual's Executive Employment Agreement) or that results in such a termination of employment after the Closing pursuant to notice delivered under such agreement by such individual party or the Company prior to the Closing;

                  (ix) not declare, set aside or pay any non-cash dividend or make any non-cash distribution with respect to its capital stock;

                  (x) not change its accounting policies, except, after prior consultation with Buyer, as required by accounting rules or Laws applicable to it or its Affiliates;

                  (xi) not merge or consolidate with or into any other legal entity (other than any direct or indirect wholly owned Subsidiaries) or dissolve, windup or liquidate;

                  (xii) except to the extent outside the Ordinary Course of Business, use its commercially reasonable efforts to (a) preserve substantially intact its present business organization, (b) keep available the services of its management and Employees and (c) preserve its relationships with landlords, franchisees, suppliers, distributors, lessees and joint venture and alliance counterparties;

                  (xiii) on a basis consistent with past practice use its commercially reasonable efforts to maintain its material assets in their current physical condition, except for ordinary wear and tear;

                  (xiv) not permit the "deferred income" relating to the MAA Fund to become positive or incur any deferred income which would have resulted in a breach of the representation set forth in Section 3.25(b) if existing as of the date hereof;

                  (xv) pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities or obligations when due and payable (subject to any applicable grace periods) on a basis consistent with past practice;

                  (xvi) not securitize any of its trade accounts receivable or any other accounts receivable;

                  (xvii) not enter into any material Contract with an Affiliate, other than a wholly owned Subsidiary;

                  (xviii) not amend or authorize any amendment to its articles of incorporation, certificate of incorporation or similar applicable organizational document or bylaws; and

                  (xix) not authorize or enter into a Contract or transaction that would be in contravention of any of the foregoing.

         Section 6.3 Registrations, Filings and Consents. (a) Seller and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on their respective parts (i) to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents; (ii) to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement (including all consents required to be listed on Schedule 3.2(B) of the Seller Disclosure Schedule) and (iii) to cause and facilitate the prompt satisfaction of the conditions set forth in Article VII to the extent within its control (other than by curing inaccuracies in its representations and warranties in Article III or IV that exist and are not within the Knowledge of Buyer (in the case of Buyer's obligation under this clause (iii)) or the Knowledge of Seller, (in the case of Seller's obligation under this clause
(iii)) as of the date hereof; it being understood that the foregoing shall not limit any common law duties to act in good faith or prejudice any rights or remedies of the other party arising under any other provision of this Agreement). In furtherance of the foregoing, Buyer and Seller agree to file or to cause their Affiliates to file, if applicable, within fifteen (15) days following the date hereof all documentation, filings and other documents necessary under the HSR Act. Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Diageo, Seller or the Company or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Buyer and Seller shall act reasonably and as promptly as reasonably practicable.

         (b) To the extent permissible under applicable law and consistent with the instructions of any Person with jurisdiction to review and, as appropriate, authorize or approve the transactions contemplated by this Agreement (each, a "Government Regulatory Entity"), Buyer and Seller each shall keep the other informed of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Buyer or Seller, as the case may be, the Company or any of its Subsidiaries or any of the Affiliates or representatives of the foregoing, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

         (c) Without limiting the generality of the undertakings pursuant to this Section 6.3, Seller (in the case of clauses (i) and (iii) below) and Buyer (in all cases below) agree to take or cause to be taken the following actions:
(i) provide promptly to any Government Regulatory Entity information and documents requested by any Government Regulatory Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or Buyer or either's respective Subsidiaries (and to enter into agreements with the relevant Government Regulatory Entity giving effect thereto) if such action should be required by any court order obtained by or on behalf of any Government Regulatory Entity; and (iii) in the event that, after substantial compliance with all requests for information, any complaint by any Government Regulatory Entity seeking a preliminary or permanent injunction or other order, or, in the case of Government Regulatory Entities located outside the United States, decision or decree (in all cases other than a request for information) becomes reasonably foreseeable to be made or filed and such injunction or other order, decision or decree would make consummation of the transactions contemplated by the terms of this Agreement unlawful or would prevent or prohibit consummation of the transactions contemplated hereby, take promptly reasonable steps necessary to prevent, vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

         (d) In the event that the Closing occurs prior to the time the matters addressed in Section 6.3 shall have been resolved (including obtaining all consents and approvals) the obligations hereunder shall continue until such resolution.

         Section 6.4     Employee Compensation and Benefit Plans. (a)
Following the Closing and subject to Section 6.4(e), Buyer shall honor, or cause the Company or its Subsidiaries, as applicable, to honor in accordance with their terms as in effect on the date hereof or as such terms may be amended in accordance with Section 6.2(vi) hereof those Benefit Plans that are (i) listed on Schedule 3.13(a) of the Seller Disclosure Schedule and (ii) maintained solely by the Company and/or one or more of its Subsidiaries or to which the Company or any of its Subsidiaries is a party; provided that nothing herein shall limit the right of Buyer, the Company and its Subsidiaries to amend or terminate any such Benefit Plan in accordance with its terms. Buyer agrees that it shall, or it shall cause the Company or its Subsidiaries, as applicable, to (i) provide aggregate employee benefits to Employees who are Employees on the Closing Date for a period of at least one year following the Closing that, in the aggregate provide a level of benefits to such Employees during employment that is substantially comparable, in the aggregate, to that provided to such Employees pursuant to the terms of those Benefit Plans listed on Schedule 3.13(a) of the Seller Disclosure Schedule as in effect on the date hereof or as such terms may be amended in accordance with Section 6.2(vi) hereof; and (ii) maintain for a period of at least one year following the Closing employee severance plans that will provide a level of severance benefits to Employees who are Employees on the Closing Date that are no less favorable than those provided to such Employees pursuant to the terms of the severance plans that are listed on Schedule 3.13(a) of the Seller Disclosure Schedule as in effect on the date hereof or as such terms may be amended in accordance with Section 6.2(vi) hereof; provided that nothing herein shall limit the right of Buyer, the Company or any of its Subsidiaries to terminate the employment of any Employee or, subject to the covenants in this subsection (a), amend or terminate any Benefit Plan in accordance with its terms.

         (b) Following the Closing, Buyer shall cause the Company or its Subsidiaries, as applicable, not to decrease the base salary and target annual bonus of any Person who was an active Employee on the Closing Date for a period of at least one year following the Closing from such employees' base salary and target annual bonus (at achievement of 100% performance) in effect on the date hereof or as may be adjusted after the date hereof and prior to the Closing Date in accordance with Section 6.2 hereof.

         (c) Employees shall be given credit for all service with the Company, its Subsidiaries, Seller and their respective past and present Affiliates under all employee benefit plans, programs and policies of Buyer in which they become participants for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under any defined benefit pension plan), to the same extent such service was credited under the comparable Benefit Plan applicable to such Employees. If and to the extent that Employees who are Employees at the Closing Date become covered under a medical, dental, health, life insurance or disability plan maintained by Buyer or any of its Subsidiaries effective as of, or after, the Closing, then Buyer shall cause such plan to (i) waive any preexisting condition limitations for conditions that would have been covered under the applicable medical, dental, health, life insurance or disability plan of the Company and its Subsidiaries in which such employee participated immediately prior to participation in a Buyer (or Subsidiary) plan and (ii) honor any deductible, co-payment and other out of pocket expenses incurred by such employees and their beneficiaries under the applicable medical, dental, health, life insurance or disability plans of the Company and its Subsidiaries during the portion of such calendar year preceding the Closing Date.

         (d) Seller shall permit the Employees who participate in the Diageo Pension Scheme sponsored by Diageo in the United Kingdom (the "Existing UK DB Plan") as of the Closing (the "UK Employees") to continue to participate in the Existing UK DB Plan for up to one year after the Closing (the "Transitional Period") subject to the Buyer's payment of the pension contributions, if any, required to be made to the Existing UK DB Plan under applicable Law or the terms of the Existing UK DB Plan, as such terms are in effect on the date hereof, for the UK Employees during the Transitional Period. Prior to the end of the Transitional Period, but subject to the receipt of the related assets, Buyer shall cause the Company or one of its Subsidiaries to, as provided in Schedule 6.4(d) of the Seller Disclosure Schedule, create a new defined benefit pension plan (the "New UK DB Plan") which shall provide pension benefits no less favorable than those provided to the UK Employees under the Existing UK DB Plan as of the date hereof. Following the end of the Transitional Period, the New UK DB Plan shall assume the relevant pension liabilities of the Existing UK DB Plan (and shall receive assets from the Existing UK DB Plan equal to the amount of such liabilities) attributable to the UK Employees as provided in Schedule 6.4(d) of the Seller Disclosure Schedule.

         (e) Prior to the Closing, Seller shall assume directly or cause an Affiliate of Seller to assume and, from and after the Closing Date, Seller shall indemnify and hold Buyer, the Company and their respective Subsidiaries and Affiliates harmless from and against and will promptly pay or reimburse each such Person for, any and all liabilities and obligations for or in respect of all "sale of business awards" that become payable pursuant to the terms of any of the Executive Employment Agreements as in effect on the date hereof or as the same may be amended or superceded pursuant to any Contract entered into in substitution therefor, in either case, with the consent of the individual party thereto, (the "SOBAs"). To the extent any such amendment or superceding contract would result in a change to any part of the Executive Employment Agreements other than the SOBAs, then the consent of Buyer, which shall not be unreasonably withheld, shall be required. Seller agrees to comply with the terms of the SOBAs or to cause an Affiliate of Seller to comply with the terms of the SOBAs. To the extent that Buyer or the Company or any of its Subsidiaries recognize a tax deduction in respect of payments to the Executive Officers as a result of this
Section 6.4(e), then Buyer shall promptly pay, or cause to be paid to Seller, an amount in cash equal to the value of such deduction. Buyer shall cooperate with Seller and provide such assistance as is reasonably requested by Seller in order to effect the intention of this Section 6.4(e).

         (f) From and after the Closing, Seller shall indemnify and hold harmless Buyer, the Company and their respective Subsidiaries and Affiliates from and against, and shall promptly pay or reimburse them for, any and all Controlled Group Liability, to the extent the occurrence or imposition of which is unrelated to the employees of the Company or its Subsidiaries. For purposes of this paragraph "Controlled Group Liability" shall mean any Liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

         Section 6.5 Retention of Books and Records. (a) Following the Closing, Buyer shall cause the Company and its Subsidiaries to retain, until all applicable tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company and its Subsidiaries that relate to the period prior to the Closing Date that are required to be retained under retention policies in effect as of the date hereof and to make the same available after the Closing Date for inspection (at an office of the Company or any of its Affiliates, the location of which shall be mutually agreed by Buyer and Seller) and copying by Seller or its agents at Seller's expense, during regular business hours of the Company and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such books and records shall be destroyed by Buyer without first advising Seller in writing detailing the contents thereof and providing Seller with at least 120 days of reasonable opportunity to obtain possession thereof. Seller agrees that such records will be kept strictly confidential and used only for tax purposes.

         (b) Following the Closing, Seller shall, and shall cause its and Diageo's Affiliates to, retain, until all applicable tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company and its Subsidiaries that relate to the period prior to the Closing Date and that are required to be retained under Diageo's retention policies in effect as of the date hereof and to make the same available after the Closing Date for inspection (at an office of Diageo or any of its Affiliates, the location of which shall be mutually agreed by the Buyer and the Seller) and copying by Buyer or its agents at Buyer's expense, during regular business hours of Diageo and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such books and records shall be destroyed by Seller (and Seller shall not permit such destruction by Diageo or any of its or Diageo's Affiliates) without first advising Buyer in writing detailing the contents thereof and providing Buyer with at least 120 days of reasonable opportunity to obtain possession thereof.

         Section 6.6 Resignations/Directors. (a) Seller shall use its reasonable efforts to deliver to Buyer the resignations of all members of the boards of directors of the Company and each of its Subsidiaries from their position as directors of such Person immediately prior to the Closing. If any such resignation shall not have been obtained at least 10 Business Days prior to the Closing, Seller shall notify Buyer of any such failure to resign unless Buyer has requested that any Person remain on any such board of directors.

         (b) Prior to the Closing Seller shall use commercially reasonable efforts to terminate any outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries, except for those powers of attorney granted in favor of current officers of such Person or which may be revoked by the Company or its Subsidiaries.

         (c) Following the Closing and for a period of six years thereafter, Buyer shall cause to be maintained in effect the policies of directors' or officers' liability insurance maintained on behalf of directors and officers of the Company and its Subsidiaries listed on Schedule 3.21 of the Seller Disclosure Schedule for the benefit of those directors and officers who are covered by such policies at the Closing (or Buyer may substitute therefore policies of at least the same coverage with respect to matters occurring prior to the Closing), at a cost to Buyer not greater than 150% of the annual premium for such directors' and officers' liability insurance in effect at Closing or, if Buyer shall not be able to obtain at the least the same coverage for such amount, as much coverage as Buyer may obtain up to such annual premium amount. Following the Closing and for a period of six years thereafter (only to the extent required by the Delaware General Corporation Law ), Buyer will not permit
Article IX of the Company's by-laws to be amended (through merger or otherwise) in any manner that would be adverse to any Person who was a current or former director or officer of the Company or its Subsidiaries at or prior to the Closing and will not permit the Company's by-laws or articles of incorporation to be amended (through merger or otherwise) in any manner or enter into any other agreement or understanding that would have the effect of amending Article IX of the Company's by-laws in any manner that would be adverse to any Person who was a current or former director or officer of the Company or its Subsidiaries.

         Section 6.7 Diageo Arrangements and Other Guarantees. (a) Buyer and Seller shall use their reasonable best efforts to cause Buyer or one or more of its Affiliates to be substituted in all respects for Diageo or its Affiliates (other than the Company and its Subsidiaries), as applicable, and for Diageo or its Affiliates (other than the Company and its Subsidiaries), as applicable, to be otherwise removed or released, effective as of the Closing, in respect of all obligations of Diageo or its Affiliates (other than the Company and its Subsidiaries), as applicable, under each of the guarantees, indemnities, surety bonds, letters of credit and letters of comfort given or obtained by Diageo or its Affiliates (other than the Company and its Subsidiaries), as applicable, for the benefit of the Company or its Subsidiaries (collectively, the "Diageo Guarantees"); provided that the parties shall not be required to make any payment to a beneficiary of a

Diageo Guarantee to obtain such a substitution, removal, release or termination of any such guarantee. In addition, Buyer and Seller shall take all actions reasonably necessary for all obligations of Diageo or its Affiliates (other than the Company and its Subsidiaries), as applicable, in respect of Diageo Guarantees to be terminated as of the Closing, with, in each case, such substitution, removal, release and termination to be in form and substance reasonably satisfactory to the Seller; provided that the parties shall not be required to make any payment to a beneficiary of a Diageo Guarantee to obtain such a substitution, removal, release or termination of any such guarantee.

         (b) If Buyer and Seller have been unable to effect any such substitution, removal, release and termination with respect to any such Diageo Guarantee, effective as of the Closing, following the Closing, Buyer and Seller shall continue to use their reasonable best efforts to effect such substitution, removal, release and termination as soon as reasonably practicable after the Closing; provided that the parties shall not be required to make any payment to a beneficiary of a Diageo Guarantee to obtain such a substitution, removal, release or termination of any such guarantee and, from and after Closing, Buyer shall promptly reimburse Diageo and its Affiliates for any payments made by Diageo or its Affiliates and for the costs of Diageo and its Affiliates in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Diageo Guarantee.

         (c) Notwithstanding anything herein to the contrary and subject to paragraph (b) above, after the Closing, Seller shall not, and shall not permit Diageo or any of its Affiliates to, withdraw, revoke, terminate (other than at the scheduled expiration of such guarantee) or modify any Diageo Guarantee if so doing would trigger an obligation to provide cash collateral, the acceleration of an obligation, change in pricing, loss of rights or trigger any new obligations under any obligation underlying a Diageo Guarantee. Following the Closing, Buyer shall certify within five days after the end of each calendar quarter to Seller in writing that no event has occurred or circumstances exist which would require payment under any Diageo Guarantee which is listed on
Schedule 3.25(a) of the Seller Disclosure Schedule or specified in a notice by Seller to Buyer after the date hereof, or promptly following any event which would require payment under any such Diageo Guarantee. With respect to the letters of credit set forth on Schedule 3.25(a) of the Seller Disclosure Schedule, Buyer agrees to reimburse Seller in U.S. dollars for all fees paid under such letters of credit promptly following written notice to Buyer from Seller requesting reimbursement of such fees.

         (d) From and after the Closing, Seller shall reimburse Buyer and its Affiliates for any payments in excess of $4,000,000 made after the Closing by any of such Persons in respect of any guarantee given by the Company or its Subsidiaries in effect as of the Closing; provided that such guarantee supports obligations of a Person (other than the Company and its Affiliates) that are of the nature specified in clause (i) of the definition of Net Indebtedness. Seller's liability under this Section 6.7(d) shall be limited to the amounts outstanding as of the Closing under the obligations underlying such guarantees plus any additional amounts outstanding under such obligations after the

Closing resulting from accrued, but unpaid interest. Buyer further agrees not to amend or modify any guarantee or waive any material rights under any guarantee without the consent of Seller, such consent not to be unreasonably withheld. Buyer agrees to cause the Company and its Affiliates to use their commercially reasonable efforts (but without incurring out-of-pocket costs) to cause the obligations underlying such guarantees to be performed.

         Section 6.8 Intercompany Accounts. (a) Notwithstanding anything contained herein to the contrary other than Section 6.8(b) between the date hereof and the Closing Date, Seller and its Affiliates shall be permitted to manage the Intercompany Accounts in any manner they determine in their sole discretion.

         (b) At or prior to Closing, Seller shall use reasonable efforts to cause all Intercompany Accounts to be settled, including by being contributed to capital in its discretion. To the extent that any Intercompany Account has not been settled or contributed to capital by the Closing, Buyer agrees to cause any Intercompany Account payable by the Company or any of its Subsidiaries to be satisfied in full when due. To the extent that any Intercompany Account payable to the Company or any of its Subsidiaries has not been settled prior to the Closing, Seller shall cause it to be satisfied in full when due or when necessary to offset an Intercompany Account then due and payable by the Company or its Subsidiaries.

         (c) With respect to any Intercompany Accounts disregarded from the definition of Net Indebtedness pursuant to such definition, Buyer agrees to cause the Company or its applicable Affiliate which is paid an amount under such Intercompany Account to promptly reimburse such amount to Seller. In connection with any offset pursuant to the third sentence of Section 6.8(b) or any such reimbursement, the original payment obligation under the applicable Intercompany Account shall be treated as if it were cancelled immediately prior to the Closing.

         Section 6.9 Non-Company Related Assets. (a) Buyer agrees to allow Seller to dividend, distribute or otherwise transfer assets from the Company or its Subsidiaries from time to time prior to the Closing Date which are not used in or are reasonably anticipated by the Company to be used in and are not necessary for the operation of the businesses of the Company or its Subsidiaries. To the Knowledge of Seller all of such assets are set forth on Annex 6.9(b)(1).

         (b) With respect to the parcels of real property set forth on Annex 6.9(b)(1) and Annex 6.9(b)(2), Buyer and Seller agree to take such actions as shall be reasonably necessary to cause the properties to be assigned to the Persons listed on such Annex. Seller agrees to, from and after the Closing, defend, indemnify and hold harmless the Buyer Indemnified Parties against all Losses related to the properties set forth on Annex 6.9(b)(1), except to the extent that such Losses result from any actions taken by Buyer or any of its Affiliates (other than actions taken to cause such properties to be transferred to the Person listed on such Annex). Buyer agrees to provide any notices it receives with respect to such property to Seller promptly following receipt thereof. With respect to the property set forth on Annex 6.9(b)(2), Seller agrees to, from and after the Closing, provide the Company with all of the benefits from such property in consideration of Buyer's agreement to cause the Company to bear all liabilities and obligations with respect to such property (other than liabilities and obligations to the extent resulting from actions taken by Seller or any of its Affiliates after Closing).

         (c) As soon as reasonably practicable after the Closing, Seller shall cause Diageo and its Subsidiaries (other than the Company and its Subsidiaries) to use their reasonable best efforts to transfer their rights and obligations under the leases listed on Annex 6.9(c) to the Company. Pending such transfers, Seller shall provide Buyer with all of the benefits under such leases and Buyer shall satisfy all obligations under such leases.

         Section 6.10 Certain Insurance Matters. Seller agrees to cause the interest and rights of the Company and its Subsidiaries as of the Closing Date as insureds or beneficiaries or in any other capacity under occurrence based insurance policies and programs (and under claims made policies and programs to the extent a claim has been submitted prior to the Closing) of Diageo or any of its Subsidiaries (other than the Company and its Subsidiaries) in respect of periods prior to the Closing Date to survive the Closing for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies, and Seller shall cause Diageo to continue to administer such policies and programs on behalf of the Company and its Subsidiaries, subject to Buyer reimbursement to Diageo and its Affiliates for the actual out-of-pocket costs of such ongoing administration and the internal costs (based on the proportion of the amount of time actually spent on such matter to such employee's normal working time) of any employee or agent of Diageo who will be required to spend at least twenty percent of their normal working time over any 15 Business Days working with respect to any such matter. Any proceeds received by Seller after the Closing under such policies and programs in respect of the Company and its Subsidiaries shall be for the benefit of the Company and its Subsidiaries. Notwithstanding the foregoing, such insurance proceeds payable in respect of the Company and its Subsidiaries for periods prior to the Closing Date shall be for the benefit of the Seller and its Affiliates (other than the Company and its Subsidiaries) to the extent such proceeds relate to expenditures that have been made prior to the Closing Date.

         Section 6.11 Non-Solicitation. Seller undertakes that for a period of three years following the Closing Date, neither it nor Diageo or any of its or Diageo's Affiliates shall hire or solicit for hire any Person whose name is listed on Annex 6.11; provided that such undertaking shall not apply to (i) general solicitations by Diageo or any of its Affiliates; (ii) solicitations undertaken by a third party on behalf of Diageo or any of its Affiliates without Diageo requesting the recruiting of such Person and (iii) any Person whose employment is terminated following the Closing (without prior solicitation in violation of this Section 6.11).

         Section 6.12 Acquisition Proposals. (a) Except for the transactions contemplated by this Agreement and the funding of such transactions, until the Closing Date or the earlier termination of this Agreement, Seller shall not, and shall not permit Diageo or any of its Affiliates to: (a) make, solicit, assist, initiate, facilitate, or provide any information in connection with or encourage any inquiries, proposals, offers or bids from any Person who is not an Affiliate of Diageo relating to a spin-off, public or private offering or other transaction involving debt or equity securities of, or representing direct interests in, the Company or any of its Subsidiaries or a direct purchase of all or substantially all of the assets of the Company, by one or more Persons which are not Affiliates of Diageo (an "Acquisition Proposal"), or (b) enter into any understanding, agreement or agreement in principle (whether or not binding) with any Person which is not an Affiliate of Diageo providing for an Acquisition Proposal.

         (b) In addition to any remedy at law for any breach or threatened breach of Sections 6.1(e), 6.11 or 6.12, Buyer, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief and Seller will not oppose such relief on the basis that Buyer has an adequate remedy at law.

         Section 6.13 Financial Statements and Reports. (a) At least 30 Business Days prior to Closing, Seller shall deliver to Buyer (i) audited combined balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal year ended June 30, 2002, for the Company and its Subsidiaries prepared in a manner consistent with the U.S. GAAP Company Financial Statements, accompanied by an opinion of the Company's auditors (the "FY02 U.S. GAAP Company Financial Statements") and (ii) audited combined balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal year ended June 30, 2002, for the Company and its Subsidiaries prepared in accordance with accounting policies consistent with the U.K. GAAP Company Financial Statements, accompanied by an opinion of the Company's auditors (the "FY02 U.K. GAAP Company Financial Statements"). For the avoidance of doubt, Seller acknowledges that the financial statements referred to in this paragraph shall be audited standalone financial statements and shall include footnote disclosure of the amounts specified in clause (a) and clause (b) of the definition of FY02 Bonuses.

         (b) Promptly after their preparation and prior to the Closing Date, Seller shall furnish Buyer with unaudited U.K. GAAP combined balance sheets and statements of incomes and cash flows for the Company and its Subsidiaries for
(i) each fiscal quarter of the Company ended after June 30, 2002 that has ended at least 45 calendar days before the Closing Date and (ii) each fiscal month of the Company ended after June 30, 2002 that has ended at least 30 calendar days before the Closing Date. Seller shall deliver to Buyer the Company's monthly reporting document that is distributed to all of its Executive Officers promptly following such delivery.

         (c) Prior to Closing, Seller shall, and shall cause the Company and its Affiliates, to provide reasonable assistance to Buyer in connection with drafting a prospectus, offering memorandum or private placement memorandum for use by Buyer in a customary "high yield road show". Without limiting the foregoing, Seller shall use reasonable best efforts to provide Buyer with (i) audited financial statements for the Company and its Subsidiaries on a consolidated basis as of the end of and for each of the years in the three-year period ended June 30, 2002, prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act and (ii) if the Closing occurs on or after November 15, 2002, unaudited financial statements for the Company and its Subsidiaries on a combined basis (which shall have been reviewed by the Company's independent accountants as provided in Statement on Auditing Standards No. 71) as of the end of and for the three-month periods ended September 30, 2002 and 2001, prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act, (iii) a pro forma balance sheet as of June 30, 2002 and a pro forma income statement for the year ended June 30, 2002, prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act, (iv) if the Closing occurs on or after November 15, 2002, a pro forma balance sheet as of September 30, 2002 and pro forma income statements for the three month and twelve month periods ended September 30, 2002, prepared in accordance with U.S. GAAP and Regulation S-X, in the cases of clauses (iii) and (iv) for the Company and its Subsidiaries on a combined basis giving effect to the Closing (provided that Seller's obligations under clauses (iii) and (iv) shall be subject to Buyer's providing as promptly as practicable all data and information within its possession that is necessary for the preparation of such pro forma statements by Seller, including without limitation information necessary to understand Buyer's proposed accounting treatment of the transactions contemplated hereby and full descriptions of the accounting of the transactions contemplated hereby) and (v) selected financial data for the Company and its Subsidiaries on a combined basis which would be required under Regulations S-X and S-K under the Securities Act, prepared in accordance with U.S. GAAP for the five-year period ended June 30, 2002. Seller will also (1) cause all necessary, appropriate or customary consents and representation letters of management of the Company and its auditors to be provided promptly following a reasonable request therefor and (2) use its reasonable efforts to cause the executive officers of the Company to participate, to the extent requested by Buyer, in and in preparation for, investor presentations and roadshows with respect to a high-yield offering.

         (d) Seller will promptly, following reasonable request of Buyer, furnish Buyer such additional information or documents necessary for the preparation of financial statements prepared in accordance with Regulation S-X under the Securities Act that will include or reflect the financial condition, results of operations and cash flows of the Company and its Subsidiaries for periods prior to the Closing to the extent such information or documents are within the possession or control of Diageo or its Affiliates.

         (e) If Buyer engages an appraisal firm to deliver a letter at or prior to the Closing stating that at the Closing and after giving effect to the transactions contemplated hereby (including the incurrence of all financing for the transactions contemplated hereby) and any changes in the Company's assets and liabilities as a result thereof, the Company: (i) will be solvent (i.e., the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and mature); (ii) will not have unreasonably small capital with which to engage in its business; and (iii) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and mature or any letter to a similar effect, Buyer shall use its commercially reasonable efforts (but without incurring any out-of-pocket costs) to cause the Board of Directors of the Company, Seller and the Board of Directors of Seller to be addressees of such letter at the cost of Seller. If Buyer has not affirmed to Seller that it will deliver such a letter at Closing by the 30th day following the date hereof, it shall provide Seller with such documents and information as Seller shall reasonably request to permit Seller to acquire such a letter.

         (f) Promptly following the delivery of the FY02 U.K. GAAP Company Financial Statements, Seller shall deliver to Buyer a statement, certified by an officer of Diageo, that sets forth the June 30 EBITDA. Such statement shall, absent manifest error, be binding on Buyer for purposes of determining the EBITDA Adjustment Amount pursuant to Section 2.5, except that Buyer may elect to claim that the EBITDA Adjustment Amount should be different than the Reference EBITDA Adjustment Amount on one or more of the following bases, if it has a good faith basis to make such claim:

                  (i) the arithmetic calculations used to determine the June 30 EBITDA are incorrect or do not accurately reflect the line items in the arithmetic formula set forth in Annex 2.5(d);

                  (ii) "Profit on ordinary activities before taxation" or any add-back to the "Profit on ordinary activities before taxation" that is stated as a stand-alone line item in the income statement in the FY02 U.K. GAAP Company Financial Statements (or in the notes thereto) is not the same as the amount stated in the FY02 U.K. GAAP Company Financial Statements;

                  (iii) the amount of any other add-back to the "Profit on ordinary activities before taxation" that is not expressly stated as a stand-alone line item in the income statement in the FY02 U.K. GAAP Financial Statements (or in the notes thereto) is not the amount included in "Profit on ordinary activities before taxation" line item in the FY02 U.K. GAAP Financial Statement; or

                  (iv) the add-backs to the "Profit on ordinary activities before taxation" (A) in respect of Exceptional Items to the extent they include exceptional items that are of a different nature than the specified Permitted Exceptional Items listed in Annex 2.5(d) or (B) in the case of such Exceptional Items that are of the same nature as those listed as Permitted Exceptional Items in Annex 2.5(d), the amount of such Permitted Exception Item addback exceeds the amount permitted to be added back in respect of such Permitted Exceptional Item as indicated in Annex 2.5(d).

         Prior to the completion of the FY02 U.K. GAAP Company Financial Statements, Seller shall, and shall cause its representatives to, provide Buyer and PricewaterhouseCoopers with a reasonable opportunity to review the calculation of and comment on matters relevant to the determination of the June 30 EBITDA and the EBITDA Adjustment Amount. Buyer and Seller agree that the June 30 EBITDA may be rounded to the hundred thousands utilizing normal rounding methodologies.

         Buyer and Seller agree that with respect to the calculation of the FY02 Bonuses the only basis upon which Buyer may object to the FY02 Bonuses is that the amount of the FY02 Bonuses do not reflect the amount of such bonus included in the footnotes to the FY02 U.K. GAAP Company Financial Statements and the FY02 U.S. GAAP Company Financial Statements.

         Section 6.14 Bank Accounts of the Business. Seller shall use its reasonable efforts to provide Buyer with a list of each of the bank accounts of the Company and its Subsidiaries. Buyer and Seller shall cooperate in connection with any replacement or supplementation of the signatories on such bank accounts to be effective as of the Closing.

         Section 6.15 Financing. Buyer shall use its reasonable best efforts to obtain the funds, including drawing down such funds when available, contemplated by the Financing Commitments on the terms stated therein as promptly as reasonably practicable following the date hereof.

         Section 6.16 Cash Undertaking. Seller shall cause the amount of cash and cash equivalents (other than cash held in escrow for the benefit of Sydran Services LLC and other cash held for the benefit of Persons who are not Subsidiaries of the Company) held by the Company and its Subsidiaries to be equal to at least $15,000,000 (the "W/C Cash Amount").

         Section 6.17 Hedging Instruments. Seller agrees that at or prior to the Closing it shall cause the Company and its Subsidiaries to terminate, cancel or permit to expire all foreign exchange Contracts and all other hedges, swaps, forward Contracts and similar arrangements, to which the Company or any of its Subsidiaries is a party ("Hedging Instruments").

         Section 6.18    Notifications. (a) Until the Closing, Buyer and
Seller shall promptly notify the other in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it (or, in the case of Seller, Diageo) is aware that has resulted in, or would be reasonably likely to result in, the conditions set forth in Section 7.2(a), 7.2(b), 7.3(a) and 7.3(b) of this Agreement becoming incapable of being satisfied or any representation or warranty by such party, subject to the terms hereof, not being true and correct as of the date hereof or as of the Closing Date as if restated on such date; provided that neither Buyer nor Seller shall have any liability for breach of this Section 6.18 unless it (or, in the case of Seller, Diageo) willfully elected not to so notify the other party of such matter. Such notifications shall not prejudice any right or remedies of the notified party.

         (b) At least 15 days prior to the Closing Date, Seller shall provide Buyer with a list of the franchisees who own or operate any of the Franchised Restaurants of the Company and its Subsidiaries that are as of the month ended immediately prior to such date at least 60 days in arrears on their royalty, advertising, lease or other payments pursuant to the terms of any of their franchise agreements or BKL Leases with the Company and its Subsidiaries and the aggregate amount of such arrearages (the "Updated Monetary Defaults").

         Section 6.19 Transition Arrangements. (a) Seller shall cooperate with the Company to the extent that prior to the Closing the Company seeks to enter into a Contract on terms reasonably similar to the Global Services Agreement between Diageo and MCI Worldcom Limited, dated as of November 30, 2000. If such Contract has not been entered into prior to Closing, then, at Buyer's request, Buyer and Seller shall use commercially reasonable efforts to enter into a reasonable arrangement designed to provide the Company with the benefits and proportionate burdens of such Global Services Agreement from and after Closing at the proportionate charge to Buyer and its Affiliates plus 5% of such charge.

         (b) Prior to the Closing, Buyer and Seller shall cooperate with respect to the provision to the Company and its Subsidiaries after the Closing of any management information systems services provided by Affiliates of Seller (other than the Company and its Subsidiaries) immediately prior the Closing that are not provided pursuant to a Contract that would survive the Closing (the "Transition Services"). Seller shall use its commercially reasonable efforts to provide for period of up to three months after Closing the Transition Services at a quality that is similar to the quality of such services provided by it to its Affiliates from time to time after the Closing to the extent Buyer and Seller, after using commercially reasonable efforts, are able to reach an agreement with respect to the payments by Buyer for the Transition Services.

         (c) From and after the Closing, Seller shall permit the Company and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to Seller's and its Affiliates' books, Contracts, records and documents (including, without limitation, claims information for obtaining new insurance policies) to the extent reasonably required in connection with the Company's transition to operating on a stand-alone basis; provided that the foregoing shall not (i) require Seller to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets or violate any of Seller's, or any of its Affiliates' obligations with respect to confidentiality or (ii) require any disclosure by Seller, or any of its Affiliates that reasonably could, as a result of such disclosure, have the effect of causing the waiver of any legal privilege. Seller agrees to use its commercially reasonable efforts to obtain waivers of any of the foregoing confidentiality obligations and Buyer and Seller agree to use commercially reasonable efforts to enter into appropriate joint defense agreements.

         Section 6.20 Further Assurances. At any time following the Closing Date, Seller and Buyer shall, and Buyer shall cause the Company or any of its Subsidiaries to and Seller shall cause Diageo and its Subsidiaries to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy its obligations hereunder or to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VII

                              Conditions to Closing

         Section 7.1 Conditions to Each Party's Obligation to Effect the Transaction. The respective obligations of the parties to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver in writing) at or prior to the Closing of each of the following conditions:

         (a) (i) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated and (ii) any required material approvals pertaining to the transactions contemplated by this Agreement by the European Commission under European Union Council Regulation (EEC) No. 4064/89 of December 21, 1989 on the control of concentrations between undertakings, as amended by the European Council Regulation (EC) No. 1310/97 of June 30, 1997 shall have been obtained.

         (b) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (an "Order") and no Governmental Entity shall have initiated any proceeding that is pending and that seeks to have such a result if such a result would be reasonably likely to have a Material Adverse Effect or, if proceeding with the Closing while such proceeding was pending, would be reasonably likely to have a Material Adverse Effect.

         Section 7.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

         (a) The representation and warranty of Seller contained in clause (ii) of the first paragraph of Section 3.6 shall be true and correct as of the Closing as if made as of the Closing. In addition, the other representations and warranties of Seller contained herein (without giving effect to any Material Adverse Effect, materiality or similar qualifier in all cases, except for Section 3.10(a)(vi), Section 3.10(a)(ix), Section 3.16(c) and the third sentence of Section 3.17(a)) shall be true and correct as of the Closing as if made as of the Closing (except that such other representations and warranties that are expressly made only as of a specific date or as of the date hereof (other than in respect of the preamble to Article III) in each case need be true and correct only as of such date), except for such inaccuracies in any such other representation or warranty that have not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

         (b) The covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects, and Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

         (c) If the Closing shall occur (i) prior to November 15, 2002, then Buyer shall have received the documents required by Section 6.13(c)(i), (iii) and (v) at least 30 Business Days prior to the Closing Date, (ii) on or after November 15, 2002 and on or prior to December 20, 2002, then this condition shall be deemed satisfied on December 20, 2002 if Buyer shall have received the documents required by Section 6.13(c)(ii) and (iv) on or prior to November 15, 2002, and have received the documents required by Section 6.13(c)(i), (iii) and
(v) at least 30 Business Days prior to the Closing Date; and (iii) after December 20, 2002, then this condition shall be deemed satisfied on the later of
(A) February 6, 2003 and (B) 30 Business Days after Buyer shall have received the documents required by Section 6.13(c)(i), (ii), (iii), (iv) and (v).

         (d) The lenders under the Financing Commitments shall have disbursed to Buyer and Buyer shall have received an amount equal to the difference between the Estimated Purchase Price and $ 900,000,000.

         (e) The statement provided pursuant to Section 6.13(f) shall indicate that the sum of (i) the June 30 EBITDA and (ii) to the extent included in the June 30 EBITDA, the FY02 Bonuses shall be equal to at least $323,000,000 (this condition and the provisions herein relating to the EBITDA Adjustment Amount are not intended to be indicative in any way of, or heighten, lower or otherwise affect, the threshold for what constitutes a Material Adverse Effect or what is material for purposes of this Agreement).

         (f) The Closing EBITDA shall not be less than the June 30 EBITDA and Buyer shall have received a certificate, dated the Closing Date, to such effect from a duly authorized executive officer of Seller, certifying as to such officer's good faith belief that the Closing EBITDA is not less than the June 30 EBITDA.

         (g) Buyer shall have received a certificate dated the Closing Date from an executive officer of Seller that certifies that since the last day of the calculation of the Closing EBITDA nothing has come to such officer's attention that would have caused such officer to believe that the EBITDA of the Company and its Subsidiaries calculated in accordance with Annex 2.5(e) for the 12 month period ending two Business Days prior to the Closing Date (as if such date were the last date of the twelve-month period in the calculation of the Closing EBITDA) is not less than the June 30 EBITDA.

         Section 7.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of each of the following conditions:

         (a) The representations and warranties of Buyer contained in Sections
4.3 and 4.5 (without giving effect to any materiality or a similar qualifier) shall be true and correct in all material respects as of the Closing as if made on and as of the Closing. In addition, the other representations and warranties of Buyer contained herein (without giving effect to any materiality or similar qualifier) shall be true and correct as of the Closing as if made as of the Closing (except that such other representations that are expressly made only as of a specific date or as of the date hereof (other than in respect of the preamble to Article IV) in each case need be true and correct only as of such date), except for such inaccuracies in any such other representation or warranty that have not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations hereunder. Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

         (b) The covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.

                                  ARTICLE VIII

                                   Termination

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written agreement of Seller and Buyer; or

         (b) by either Buyer or Seller, by giving written notice of such termination to the other party, if such other party shall have breached this Agreement which breach would result in a failure of the condition set forth in
Section 7.2(a) or 7.2(b), in the case of a termination by Buyer, and the condition set forth in Section 7.3(a) or 7.3(b), in the case of a termination by Seller, and such breach has not been cured within ninety (90) days following the giving of written notice of such breach by the non-breaching party to the breaching party; or

         (c) by either Buyer or Seller, by giving written notice of such termination to the other party, if any Order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable; or

         (d) by either Buyer or Seller, by giving written notice of such termination to the other, if any condition to such party's obligations hereunder has not been satisfied or waived and the Closing shall not have occurred on or prior to January 2, 2003 (the "Termination Date"); provided that if any material consent, registration, approval, permit, clearance, waiting period expiration, or authorization required to be obtained from any Governmental Entity prior to the Closing pursuant to Section 7.1(a) or Section 7.1(b) shall not have been obtained by the Termination Date, then such date may be extended by Buyer or Seller from time to time by written notice to the other; provided further that such extensions shall in the aggregate be for a period of no more than 45 calendar days beyond the Termination Date.

         Section 8.2 Additional Termination Rights. If the Closing shall not have occurred on or before December 31, 2002 and the condition set forth in
Section 7.2(d) shall not have been satisfied on or before December 31, 2002 then
(A) Buyer shall not be permitted to terminate this Agreement prior to February 15, 2003; (B) if Buyer delivers to Seller amended Equity Commitments and amended Financing Commitments on or prior to 6:00 p.m. (New York time) on January 2, 2003 that (i) expire no earlier than February 15, 2003, (ii) make available sufficient financing to consummate the transactions contemplated hereby, and
(iii) are on terms and conditions substantially the same as those contained in the Equity Commitments and Financing Commitment or are otherwise reasonably satisfactory to Seller (the "Amended Commitments"), then the Termination Date shall be deemed to be February 15, 2003; and (C) if the Buyer has not delivered the Amended Commitments to Seller on or before 6:00 p.m. (New York time) on January 2, 2003 then (I) Seller may terminate this Agreement immediately upon written notice to Buyer at any time on or before January 5, 2003 and (II) Seller may terminate this Agreement upon 30 days prior written notice to Buyer on and after January 6, 2003.

         Section 8.3 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1 (Termination) or
Section 8.2 (Additional Termination Rights) hereof, this Agreement shall thereafter become void and have no effect, and no party hereto or its respective Affiliates or their directors, officers, employees, shareholders or agents shall have any liability to the other parties hereto or their respective Affiliates, directors, officers, employees, shareholders or agents except for the obligations of the parties hereto contained in this Section 8.3 and in Sections
10.2 (Expenses), 10.3 (Public Disclosure) and 10.11 (Notices) hereof, and except that nothing herein will relieve any party from liability for any willful breach of this Agreement prior to such termination.

                                   ARTICLE IX

                          Survival and Indemnification

         Section 9.1 Survival of Representations, Warranties, Covenants and Agreements; Knowledge of Breach. (a) Except as set forth in this Section 9.1(a), the representations and warranties contained in this Agreement shall survive the Closing until the eighteen-month anniversary of the Closing Date and shall expire at such time, except that (i) the representations and warranties set forth in Section 3.12 (Tax Matters) shall not survive the Closing and (ii) the representations and warranties set forth in Sections 3.1 (Organization and Authority of Seller), other than the last sentence of Section 3.1, 3.2 (Organization and Qualification of the Company), other than the last sentence of
Section 3.2, 3.3 (Capitalization of the Company), 3.11 (Consents and Approvals),
3.15 (Brokers and Finders), 3.27 (Acknowledgment by Seller), 4.1 (Organization and Authority of Buyer), other than the last sentence of Section 4.1, 4.2 (Consents and Approvals), 4.3 (Brokers and Finders), 4.5 (Securities Act) and
4.7 (Acknowledgment by Buyer) shall survive the Closing indefinitely. Except for the covenants set forth in Section 6.3(a)(iii) (Registrations, Filings and Consents) and Section 6.18 (Notifications) which shall survive the Closing for eighteen months, the covenants and other agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations with respect to such matters, whichever is later. Except with respect to the representations and warranties contained in Section 3.3 (Capitalization of the Company), Section
3.15 (Brokers and Finders), Section 3.25 (Indebtedness) and Section 3.26 (Franchisee Investments): (i) no claims by Buyer under Section 9.3(a)(i) or 9.3(a)(ii) for any Loss equal to or less than $500,000 shall be deemed to be a Loss (except that in respect of breaches or inaccuracies of representations and warranties in Section 3.5 which are modified by materiality or a similar qualifier or Material Adverse Effect such amount shall be equal to $1,000,000) (each, a "De Minimis Claim"); and (ii) in no event shall Seller be liable to Buyer under Section 9.3(a)(i) or 9.3(a)(ii), unless and until all claims for which Losses are recoverable by Buyer hereunder exceed $10,000,000 (the "Deductible") and Seller shall be liable only for the amount by which all such recoverable Losses exceed the Deductible. In addition, except for Section 3.3 (Capitalization of the Company), Section 3.15 (Brokers and Finders), Section
3.25 (Indebtedness) and Section 3.26 (Franchisee Investments) for which there shall be no limit, any payments under Section 9.3(a)(i) or 9.3(a)(ii) by Seller to Buyer shall not exceed $500,000,000 (the "Limit").

         (b) Except as set forth in the Agreement, regardless of whether any party or any of its Affiliates or any of their respective representatives had or should have had knowledge or notice of any facts or circumstances which would result in the breach of, or inaccuracy in, any representation or warranty of the other parties or the failure of any condition for its benefit to be satisfied or the breach of any covenant for its benefit, for purposes of this Agreement, such party shall not be deemed to have waived such breach or inaccuracy or condition. Actual or constructive knowledge, diligence investigations, access to information, sophistication, experience, notices and any other actual or deemed sources of information outside the express provisions of this Agreement shall in no way limit the scope of any representation, warranty or condition or heighten any materiality or Material Adverse Effect threshold herein.

         (c) In determining any liability for breach of a representation or warranty under Sections 9.2(a)(i) and (ii) and Section 9.3(a)(i) and (ii), all references to a materiality or similar qualifier or Material Adverse Effect shall be disregarded, (i) except with respect to the representations set forth in clause (ii) of the first paragraph of Section 3.6, Section 3.10(a)(vi),
Section 3.10(a)(ix), Section 3.16(c), the third sentence of Section 3.17(a) in that it relates to matters expressly listed on the Seller Disclosure Schedule and Section 3.23(d) and (ii) it being understood that an express "Knowledge" qualifier shall not be disregarded in determining any such liability.

         Section 9.2 Indemnification by Buyer. (a) For the period commencing on the Closing Date and, subject to submission of a notice to the Indemnifying Party prior to the expiration of the periods specified in Section 9.1(a) hereof in sufficient detail for the Indemnifying Party to evaluate the claim, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, shareholders and agents ("Seller Indemnified Parties") against and in respect of all actions, suits, hearings, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, losses, damages (including punitive, special and consequential damages), lost profits, diminution in value, liabilities, costs and expenses (including reasonable attorneys' fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, "Losses") sustained or incurred by any Seller Indemnified Party, arising out of, in connection with or relating to (i) any breaches of Buyer's representations, warranties and covenants set forth in this Agreement or
(ii) any breach of Buyer's representations and warranties in this Agreement as if they were made on and as of the Closing (other than such representations and warranties made only as of a specified date, except as a result of the preamble to Article IV).

         (b) Any payments pursuant to this Section 9.2 or Section 9.3 shall be treated as an adjustment to the Purchase Price for all Tax purposes.

         Section 9.3 Indemnification by Seller. (a) For the period commencing on the Closing Date and, subject to submission of a notice to the Indemnifying Party prior to the expiration of the applicable period specified in
Section 9.1(a) hereof in sufficient detail for the Indemnifying Party to evaluate the claim, Seller shall, subject to the limitations set forth in Sections 9.1(a), 9.1(b) and 9.1(c) hereof and without duplication of any payments under Article V (Tax Matters), indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees, shareholders and agents ("Buyer Indemnified Parties" and, collectively with the Seller Indemnified Parties, the "Indemnified Parties") against and in respect of all Losses sustained or incurred by any Buyer Indemnified Party, arising out of, in connection with or relating to (i) any breaches of Seller's representations and warranties set forth in this Agreement and the covenants set forth in Section 6.3(a)(iii) and Section 6.18; (ii) any breach of Seller's representations and warranties in this Agreement as if they were made as of the Closing (other than such representations and warranties made only as of a specified date, except as a result of the preamble to Article III); (iii) any breaches of Seller's covenants set forth in this Agreement, except as set forth in clause (i) above; or (iv) any matter described in any of item 5 (Ameriserve) of Schedule 3.8 of the Seller Disclosure Schedule, item 6 (Ameriserve), 7 (Ameriserve) and 13 (Ameriserve) of Schedule 3.16(a) of the Seller Disclosure Schedule or item 4 of Schedule 3.6 (Lopdrup) of the Seller Disclosure Schedule.

         (b) No amounts shall be recoverable under Section 9.3(a) by the Buyer Indemnified Parties with respect to any matter to the extent such matter was reflected in the Calculation (provided, however, if the Losses in connection with such matter exceed the extent of the adjustment in respect of such matter in the Calculation, then this Section 9.3(b) shall not bar a claim for the amount by which such Losses exceed the amount of such adjustment) and any adjustments reflected in the Calculation shall not be counted in determining if the Deductible has been satisfied.

         Section 9.4     Indemnification as Sole Remedy. Following the
Closing, the indemnities provided in Article V, this Article IX, Section 6.4(e),
Section 6.9 and the provisions of Section 10.15 (provided that the foregoing shall not increase Diageo's obligations hereunder) shall be the sole and exclusive remedy of the parties with respect to any and all claims for Losses sustained or incurred arising out of, in connection with or relating to this Agreement and the transactions contemplated by this Agreement, except for claims for fraud and except for actions for equitable relief under Section 6.1(e) and
Section 6.11.

         Section 9.5 Mitigation of Losses. Buyer and Seller shall be required to take all actions reasonably necessary to mitigate any Losses in respect of which they or their related Indemnified Parties may seek indemnification hereunder during such period as the Indemnified Party was aware of the claim giving rise to the Loss.

         Section 9.6 Method of Asserting Claims, Etc. All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 9.6. In the event that any written claim or demand for which Seller or Buyer, as the case may be (an "Indemnifying Party"), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than 30 days following such Indemnified Party's receipt of such claim or demand, notify in writing the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). The Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party with respect to such claim or demand if the Indemnified Party fails to timely deliver the Claim Notice to the extent that the Indemnifying Party is materially prejudiced thereby.

The Indemnifying Party shall have 30 days after the personal delivery or mailing of the Claim Notice, whichever is later, (the "Notice Period") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand and shall during the Notice Period and thereafter be provided by the Indemnified Party with such information relating to the claim or demand as the Indemnifying Party shall reasonably request. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be borne by the Indemnifying Party, but shall be counted towards the Limit if such Claim is for breach of a representation or warranty other than such representations and warranties exempt from the Limit as set forth in Section
9.1. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense. If the Indemnifying Party so elects to assume the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, compromise or discharge a claim or demand for which it is indemnified by the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise any such claim or demand unless the terms of such settlement provide for no admission of liability, fault or violation of Law or Contract and no relief other than payments of monetary damages that are not to be paid by the Indemnified Party or any of its Affiliates. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall provide the Indemnifying Party and its counsel reasonable access to all relevant business records and other documents, and shall use its reasonable best efforts to assist, and to cause the employees and counsel of the Indemnified Party to assist, in defense of such claim. Notwithstanding the foregoing, if the Indemnifying Party elects not to defend the Indemnified Party or if an actual conflict of interest exists, the Indemnified Party shall (at the sole cost and expense of the Indemnifying Party in accordance with and subject to this Article IX) have the right and the obligation to vigorously defend the claim or demand by appropriate proceedings and shall have the sole power to direct and control such defense with respect to itself, subject to the restriction on settlement pursuant to this Article IX. In any event, the Indemnifying Party shall have the right to participate in the defense or settlement of any third party claim or demand for which the Indemnifying Party may be liable hereunder at its own expense.

         Section 9.7 Calculation of Losses. The payment of any amount by the Indemnifying Party to the Indemnified Party under Article V or this Article IX shall be (i) reduced by any amounts recovered by the Indemnified Party under applicable insurance policies, (ii) reduced by any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any amount with respect to which an indemnity obligation exists under Article V or this Article IX and (iii) increased by the amount of any Tax detriment realized by the Indemnified Party as a result of receiving a payment from the Indemnifying Party under Article V or this Article IX.

         Section 9.8 Assignment of Claims. If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party (a "Potential Contributor") based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

         Section 9.9 No Recourse. After the Closing, no Buyer Indemnified Party shall have any claim for indemnification, contribution or other recourse, whether based on statute or common law (including theories of subrogation) against Persons listed on Annex 1.1(a) or against any Person who is, as of the date hereof, an Employee, in each case, in connection with any claim made with respect to this Agreement, and Buyer hereby waives, and shall cause each Buyer Indemnified Party to waive, all rights to make any such claim.

                                   ARTICLE X

                                  Miscellaneous

         Section 10.1 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Section 10.2 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants and expenses in connection with all regulatory filings) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing (and without prejudice to Buyer's rights in the event of a breach of Section 3.2), with respect to obtaining consents or waivers of breach prior to Closing for the matters that are or should have been described on Schedule 3.2(B) of the Seller Disclosure Schedule, Seller or its Affiliates shall bear the first $250,000 of fees paid to obtain such waivers or consents; Seller or its Affiliates and Buyer or its

Affiliates shall each bear 50% of the next $750,000 of all fees paid to obtain such waivers or consents; and Seller shall bear the balance of such fees; provided that Buyer shall have used its commercially reasonable efforts to obtain such consents, including by agreeing to commercially reasonable modifications to such Contracts.

         Section 10.3 Public Disclosure. Each party to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange upon which the securities of one of the parties or its Affiliates is listed (following consultation with the other parties if reasonably practicable), no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

         Section 10.4 Assignment. No party to this Agreement may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Buyer may engage in collateral assignments to the financing sources providing financing to Buyer in connection with the transactions contemplated hereby (and their assignees) and that either Buyer or Seller may, on prior notice to the other, assign its rights or obligations hereunder to any wholly-owned Subsidiary which expressly agrees to the terms of the obligations transferred and, if not a U.S. based Person, appoints an agent for service of process in Manhattan. Any assignment or transfer in violation of this Section 10.4 shall be null and void ab initio.

         Section 10.5 Entire Agreement. This Agreement (including all Annexes and Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

         Section 10.6 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

         Section 10.7 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, Diageo or their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         Section 10.8 Schedules. The inclusion of any matter in any Schedule to this Agreement shall qualify or respond to representations and warranties in this Agreement to the extent that such disclosure is reasonable on its face to identify such representation or warranty that such disclosure is qualifying or being responsive to and the nature of such qualification or response but inclusion therein shall expressly not be deemed to constitute an admission by Seller, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.

         Section 10.9 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

         Section 10.10 Section Headings. The Section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 10.11 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile; provided that the facsimile is promptly confirmed by written confirmation by registered mail thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                (a)      if to Seller or Diageo, to:

                         Gramet Holdings Corp.
                         c/o Corporation Trust Company
                         1209 Orange Street
                         Wilmington, Delaware 19801

                         Attention:  General Counsel, Diageo North America Inc.

                         facsimile:  (203) 359-7102

                  With copies to:

                           Diageo plc
                           8 Henrietta Place
                           London W1G ONB
                           England

                           facsimile: +44-207-927-4864

                           Attention: General Counsel; and

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           facsimile:  (212) 558-3588

                           Attention: Frank Aquila and Eric Krautheimer

                (b)        if to Buyer, to:

                           Delaware Champion Acquisition Corporation
                           c/o Texas Pacific Group
                           301 Commerce Street, Suite 3300
                           Fort Worth, TX  76102

                           facsimile:  (817) 871-4001

                           Attention: Richard A. Ekleberry, Vice President

                  With a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York 10006

                           facsimile:  (212) 225-3999

                           Attention: Michael Ryan and Ethan Klingsberg

Any notice given by mail shall be effective when received.

         Section 10.12 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT (OTHER THAN ACTIONS OR PROCEEDINGS AGAINST DANIEL), WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE "CHOSEN COURTS"). BUYER AND SELLER HEREBY (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVE ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR

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PROCEEDING IN THE CHOSEN COURTS, (III) WAIVE ANY OBJECTION THAT THE CHOSEN
COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.11 (NOTICES) OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND (V) AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

         Section 10.13 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a party of a material benefit contemplated by this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 10.15 Guarantee. (a) Diageo hereby irrevocably and unconditionally specially guarantees to Buyer the prompt and full discharge by Seller of all of Seller's covenants, agreements, obligations and liabilities under this Agreement including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by Seller hereunder, when and as the same shall become due and payable (collectively, the "Seller Obligations"), in accordance with the terms hereof; provided, that Seller shall have previously defaulted in the due or punctual performance of any Seller Obligation and shall, after such default, have received a written request by Buyer to perform such Seller Obligation, it being understood that the foregoing shall not require the commencement of a proceeding against Seller or the exhaustion of all remedies against Seller. Promptly following the receipt of such request

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from Buyer, Diageo will forthwith perform or cause to be performed such Seller
Obligation.

         (b) The liabilities and obligations of Diageo shall not be released, discharged or otherwise affected by:

                  (i) any acceleration, extension or renewal in respect of any Seller Obligation, by operation of Law or otherwise;

                  (ii) the invalidity or unenforceability, in whole or in part, of this Agreement;

                  (iii) any modification or amendment of or supplement to this Agreement;

                  (iv) any change in the corporate existence, structure or ownership of either Seller or Diageo or any insolvency, bankruptcy, reorganization or other similar proceeding affecting either of them or their assets; or

                  (v) if any payment by Seller is rescinded in connection with any matter referenced in clause (iv) above; or

                  (vi) by any provisions of English law expressly applicable to guarantees.

         (c) Diageo's obligations hereunder shall remain in full force and effect until the Seller Obligations shall have been performed in full.

         (d) Upon performance by Diageo of any Seller Obligation, Diageo shall be subrogated against Seller, with respect to such Seller Obligation; provided that Diageo shall not enforce any Seller Obligation by way of subrogation against Seller while any Seller Obligation is due and unperformed by Seller.

         Section 10.16 Construction. This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party.

         Section 10.17 Company's Fiscal Year. All references in this Agreement to the Company's fiscal year shall refer to a period commencing on July 1 of the year preceding the referenced year and ending on June 30 of the referenced year.




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                  IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

                   GRAMET HOLDINGS CORP.



                   By: _______________________________
                         Name:
                         Title:

                   DELAWARE CHAMPION ACQUISITION CORP.



                   By:  _______________________________
                         Name:
                         Title:

                   Solely with respect to Section 10.15, DIAGEO PLC



                   By:  _______________________________
                         Name:
                         Title:






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